Exhibit 10.1
PURCHASE AND SALE AGREEMENT
BY AND BETWEEN
UST Inc.
as Seller,
AND
ANTARES 100WP LLC,
as Purchaser
pertaining to
100 West Putnam Avenue
Greenwich, Connecticut
January 31, 2007

-i-

-ii-

EXHIBITS

Exhibit A — Legal Description of Real Property
Exhibit B — List of Excluded Personal Property
Exhibit C — List of Service Contracts
Exhibit D — List of Pending Lawsuits
Exhibit E — Non-Foreign Entity Certification
Exhibit F — Bill of Sale, Assignment and Assumption
Exhibit G — Special Warranty Deed
Exhibit H — Environmental Reports and Studies
Exhibit I — Lease
 -iii-

PURCHASE AND SALE AGREEMENT
          AGREEMENT OF PURCHASE AND SALE (“Agreement”) entered into and effective for all purposes as of January 31, 2007 (the “Effective Date”), by and between , UST INC., a Delaware corporation (“Seller”), and ANTARES 100WP LLC, a Delaware Limited Liability Company (“Purchaser”).
          Seller and Purchaser covenant and agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.1 Definitions For purposes of this Agreement, the following capitalized terms have the meanings set forth in this Section 1.1:
          “Affiliate” means any person or entity that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with Purchaser or Seller, as the case may be. For the purposes of this definition, “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have the meanings correlative to the foregoing.
          “Agreement” has the meaning ascribed to such term in the opening paragraph.
          “Authorities” means all governmental and quasi-governmental bodies or agencies having jurisdiction over Seller, the Real Property or the Improvements (or any portion thereof).
          “Bill of Sale” has the meaning ascribed to such term in Section 10.2(b).
          “Board Approval Date” has the meaning ascribed to such term in Section 2.3.
          “Broker” has the meaning ascribed to such term in Section 11.1.
          “Business Day” means any day other than a Saturday, Sunday or a day on which national banking associations are authorized or required to close.
          “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. § 9601 et seq.), as amended by the Superfund Amendments and Reauthorization Act of 1986 (42 U.S.C. § 9601 et seq.), as the same may be amended.
          “Certificate as to Foreign Status” has the meaning ascribed to such term in Section 10.3(d).
          “Closing” means the consummation of the purchase and sale of the Property contemplated by this Agreement, as provided for in Article X.

          “Closing Date” means the date on which the Closing occurs, which date will be March 2, 2007, or such earlier or later Business Day to which Purchaser and Seller may hereafter agree in writing.
          “Closing Statement” has the meaning ascribed to such term in Section 10.4.
          “Code” means the Internal Revenue Code of 1986, as amended.
          “Commitment” has the meaning ascribed to such term in Section 6.2(a).
          “Confidentiality Agreement” means that certain Confidentiality Agreement dated January 3, 2007 executed by Purchaser.
          “Deed” has the meaning ascribed to such term in Section 10.3(a).
          “Deposit” has the meaning ascribed to such term in Section 4.1.
          “Documents” has the meaning ascribed to such term in Section 5.2(a).
          “Effective Date” has the meaning ascribed to such term in the opening paragraph of this Agreement.
          “Environmental Laws” means all federal, state and local environmental laws, rules, statutes, directives, binding written interpretations, binding written policies, ordinances and regulations issued by any Authorities and in effect as of the date of this Agreement with respect to or which otherwise pertain to or affect (i) the Real Property or the Improvements (or any portion thereof), (ii) the use, ownership, occupancy or operation of the Real Property or the Improvements (or any portion thereof), (iii) Seller, or (iv) Purchaser, and as same have been amended, modified or supplemented from time to time prior to and are in effect as of the date of this Agreement, including but not limited to CERCLA, the Hazardous Substances Transportation Act (49 U.S.C. § 1802 et seq.), RCRA, the Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300f et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C. § 11001 et seq.), the Radon and Indoor Air Quality Research Act (42 U.S.C. § 7401 note, et seq.), comparable state and local laws, and any and all rules and regulations which are in effect as of the date of this Agreement under any and all of the aforementioned laws.
          “Existing Survey” has the meaning ascribed to such term in Section 6.1.
          “Expiration Date” has the meaning ascribed to such term in Section 8.1(f).
          “Governmental Regulations” means all laws, ordinances, rules and regulations of the Authorities applicable to Seller or Seller’s use and operation of the Real Property or the Improvements or any portion thereof.
          “Hazardous Substances” means all (a) electromagnetic waves, urea formaldehyde foam insulation and transformers or other equipment that contains dielectric fluid containing polychlorinated biphenyls of 50 ppm or greater, (b) any solid, liquid, gaseous or thermal contaminant, including smoke vapor, soot, fumes, acids, alkalis, chemicals, waste, petroleum products or byproducts, asbestos, PCBs, phosphates, lead or other heavy metals, chlorine or radon gas, (c) any solid or liquid wastes (including hazardous wastes), hazardous air pollutants, hazardous substances, hazardous chemical substances and mixtures, toxic substances, pollutants and contaminants, as such terms are defined in any Environmental Law, including, without limitation CERCLA, RCRA, the National Environmental Policy Act (42 U.S.C. § 4321 et seq.), the Hazardous Substances Transportation Act, the Toxic Substances Control Act, the Clean Water Act (33 U.S.C. § 1321 et seq.), the Clean Air Act, the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), as such Environmental Laws have been amended and/or supplemented from time to time prior to the date of this Agreement, and any and all rules and regulations promulgated under any of the above, and (d) any other chemical, material or substance, the use or presence of which, or exposure to the use or presence of which, is prohibited, limited or regulated by any Environmental Laws, in effect as of or prior to the date of this Agreement or as the same may be amended or supplemented after the date of this Agreement.
          “Improvements” means all buildings, structures, fixtures, parking areas and other improvements owned by Seller and located on the Real Property.
          “Lease” has the meaning ascribed to such term in Section 3.4.
          “Licenses and Permits” means, any and all of Seller’s right, title and interest, to the extent assignable without the necessity of consent, in and to, collectively, licenses, permits, certificates of occupancy, approvals, dedications, subdivision maps and entitlements issued, approved or granted by the Authorities prior to Closing in connection with the Real Property and the Improvements, together with all renewals and modifications thereof.
          “Material Portion” means damage by fire or other casualty to the Real Property and the Improvements or a portion thereof requiring repair costs in excess of 10% of the Purchase Price as such repair costs are reasonably estimated by Seller.
          “Permitted Exceptions” has the meaning ascribed to such term in Section 6.2(a).
          “Personal Property” means all of Seller’s right, title and interest in and to, collectively, the equipment, appliances, tools, supplies, machinery, furnishings and other tangible personal property attached to, appurtenant to, located in and used exclusively by Seller in connection with its ownership or operation of the Improvements, but specifically excluding (i) the personal property set forth on Exhibit B attached hereto, and (ii) any items of personal property owned by third parties and leased to Seller.
          “Property” has the meaning ascribed to such term in Section 2.1.
          “Proration Items” has the meaning ascribed to such term in Section 10.4.
          “Purchase Price” has the meaning ascribed to such term in Section 3.1.

          “Purchaser” has the meaning ascribed to such term in the opening paragraph of this Agreement.
          “RCRA” means the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), as amended by the Hazardous and Solid Wastes Amendments of 1984, and as further amended.
          “Real Property” means those certain parcels of or interests in real property commonly known as 100 West Putnam Avenue in Greenwich, Connecticut, as more particularly described on Exhibit A attached hereto and made a part hereof, together with all of Seller’s right, title and interest, if any, in and to the appurtenances pertaining thereto, including but not limited to Seller’s right, title and interest in and to the streets, alleys and right-of-ways which abut such real property, and any easement rights, air rights, subsurface rights, development rights and water rights appurtenant to such real property.
          “Representatives” has the meaning ascribed to such term in Section 12.1.
          “Seller” has the meaning ascribed to such term in the opening paragraph of this Agreement.
          “Seller Released Parties” has the meaning ascribed to such term in Section 5.3(a).
          “Service Contracts” means all of Seller’s right, title and interest in and to, collectively, the service agreements, maintenance contracts, equipment leasing agreements, leasing commission agreements, warranties, guarantees, bonds and other contracts for the provision of labor, services, materials or supplies relating solely to the Real Property, Improvements or Personal Property and under which Seller is currently paying for services rendered in connection therewith, as listed on Exhibit C attached hereto, together with any and all renewals, supplements, amendments and modifications thereof, and any and all new such agreements entered into after the Effective Date, to the extent permitted by Section 7.1(f), except that any existing management agreements will be terminated at Closing and are excluded from such term.
          “Title Company” means First American Title Insurance Company, 1150 Summer Street, Stamford, CT 06905, Attn: Mark Kavanagh, Phone: (203) 325-1555.
          “Title Policy” has the meaning ascribed to such term in Section 6.2(a).
          “Title Standards” has the meaning ascribed to such timer in Section 6.2(c).
          “To Seller’s Knowledge” means the present actual (as opposed to constructive or imputed) knowledge solely of Donna Mecca, Facilities Manager, without any independent investigation or inquiry whatsoever. Such individuals are named in this Agreement solely for the purpose of establishing the scope of Seller’s knowledge. Such individuals shall not be deemed to be parties to this Agreement nor to have made any representations or warranties hereunder, and no recourse shall be had to such individuals for any of Seller’s representations and warranties hereunder (and Purchaser hereby waives any liability of or recourse against such individuals).

          “Town” means the Town of Greenwich, Connecticut.
     Section 1.2 References; Exhibits and Schedules Except as otherwise specifically indicated, all references in this Agreement to Articles or Sections refer to Articles or Sections of this Agreement, and all references to Exhibits or Schedules refer to Exhibits or Schedules attached hereto, all of which Exhibits and Schedules are incorporated into, and made a part of, this Agreement by reference. The words “herein,” “hereof,” “hereinafter” and words and phrases of similar import refer to this Agreement as a whole and not to any particular Section or Article.
ARTICLE II
AGREEMENT OF PURCHASE AND SALE
     Section 2.1 Agreement. Seller hereby agrees to sell, convey and assign to Purchaser, and Purchaser hereby agrees to purchase and accept from Seller, on the Closing Date and subject to the terms and conditions of this Agreement, all of the following (collectively, the “Property”):
          (a) the Real Property;
          (b) the Improvements;
          (c) the Personal Property;
          (d) any and all of Seller’s right, title and interest in and to the Service Contracts and the Licenses and Permits, in each case to the extent assignable without the necessity of consent or approval and, if consent or approval is required, to the extent any necessary consent or approval has been obtained.
     Section 2.2 Indivisible Economic Package. Purchaser has no right to purchase, and Seller has no obligation to sell, less than all of the Property, it being the express agreement and understanding of Purchaser and Seller that, as a material inducement to Seller and Purchaser to enter into this Agreement, Purchaser has agreed to purchase, and Seller has agreed to sell, all of the Property, subject to and in accordance with the terms and conditions hereof.
     Section 2.3 Approval by Seller’s Board
Notwithstanding any contrary or inconsistent provision contained herein, this Agreement, and the obligation of the parties hereunder is contingent upon approval of this Agreement, and the transactions contemplated herein, by the Seller’s Board of Directors, not later than February 2, 2006 (“Board Approval Date”). If Seller shall fail to obtain such approval by the Board Approval Date, Seller shall so notify Purchaser, whereupon the Deposit shall, by wire transfer, be returned to Purchaser and thereupon this Agreement shall terminate and neither party shall have any further rights or remedies hereunder, except as otherwise specifically provided herein. If Seller shall fail to so notify Purchaser, Seller shall have no further right to terminate this Agreement pursuant to this Section 2.3.

ARTICLE III
CONSIDERATION
     Section 3.1 Purchase Price. The purchase price for the Property (the “Purchase Price”) will be ONE HUNDRED THIRTY MILLION and No/100 Dollars ($130,000,000.00) in lawful currency of the United States of America, payable as provided in Section 3.3.
     Section 3.2 Assumption of Obligations. As additional consideration for the sale and purchase of the Property, effective as of Closing, Purchaser will be deemed to have, and by virtue of closing the purchase of the Property Purchaser shall have assumed and agreed to perform, pay, discharge, observe and comply with, as applicable, all of the covenants, liabilities, duties, debts, obligations and responsibilities of Seller, Seller’s predecessors in title (if any) and Seller’s Affiliates pursuant to the Service Contracts and the Licenses and Permits assigned to Purchaser and which arise, accrue or are to be performed, paid, discharged, observed or complied with on or after the Closing Date. Purchaser hereby indemnifies, defends, and holds Seller and its Affiliates harmless from and against any and all claims, liens, damages, demands, causes of action, liabilities, lawsuits, judgments, losses, costs and expenses (including without limitation, reasonable attorneys’ fees and expenses) asserted against or incurred by Seller or its Affiliates and arising out of the failure of Purchaser to perform its obligations pursuant to this Section 3.2. The provisions of this Section 3.2 shall fully survive the Closing without limitation.
     Section 3.3 Method of Payment of Purchase Price. Purchaser, shall in accordance with Section 4.3(a), deposit with the Title Company the Purchase Price (subject to adjustments described in Section 10.4), together with all other costs and amounts to be paid by Purchaser at Closing pursuant to the terms of this Agreement, by Federal Reserve wire transfer of immediately available funds to an account to be designated by the Title Company. No later than 11:00 a.m. on the Closing Date: (a) Purchaser will cause the Title Company to (i) pay to Seller by Federal Reserve wire transfer of immediately available funds to an account to be designated by Seller, the Purchase Price (subject to adjustments described in Section 10.4), less any costs or other amounts to be paid by Seller at Closing pursuant to the terms of this Agreement, and (ii) pay to all appropriate payees the other costs and amounts to be paid by Purchaser at Closing pursuant to the terms of this Agreement; and (b) Seller will direct the Title Company to pay to the appropriate payees out of the proceeds of Closing payable to Seller all costs and amounts to be paid by Seller at Closing pursuant to the terms of this Agreement.
     Section 3.4 Lease. As a material element of the transactions contemplated herein, Seller and Purchaser shall execute and deliver at Closing a lease for the Premises in substantially the form attached hereto as Exhibit I and made a part hereof (the “Lease”). Seller and Purchaser acknowledge and agree that the conveyance of the premises to Purchaser and Seller’s leasing of the Premises from Purchaser pursuant to the Lease shall occur simultaneously at the Closing. The Commencement Date of the Lease (as defined therein) shall be the date of Closing.
ARTICLE IV
DEPOSIT AND ESCROW INSTRUCTIONS
     Section 4.1 The Deposit. Simultaneously with the execution and delivery of this Agreement, Purchaser has deposited with Seller, in good funds immediately collectible by Seller,

the sum of Ten Million and No/100 Dollars ($10,000,000.00) (the “Deposit”), which will be held by Seller pursuant to the terms of this Agreement. All interest earned on the Deposit shall be deemed part of the Deposit for all purposes of this Agreement.
     Section 4.2 Escrow Instructions. Article IV of this Agreement constitutes the escrow instructions of Seller and Purchaser to the Title Company with regard to the Deposit and the Closing. By its execution of the joinder attached hereto, the Title Company agrees to be bound by the provisions of this Article IV. If any requirements relating to the duties or obligations of the Title Company hereunder are not acceptable to the Title Company, or if the Title Company requires additional instructions, the parties agree to make such deletions, substitutions and additions to these escrow instructions as Purchaser and Seller hereafter mutually approve in writing and which do not substantially alter this Agreement or its intent. In the event of any conflict between this Agreement and such additional escrow instructions, this Agreement will control.
     Section 4.3 Documents Deposited into Escrow. On or before 10:00 a.m. of the Closing Date,
          (a) Purchaser will cause the difference between the Purchase Price and the Deposit and interest thereon (subject to the prorations provided for in Section 10.4 and with the addition of all Closing costs to be paid by Purchaser) to be transferred to the Title Company’s escrow account, in accordance with the timing and other requirements of Section 3.3,
          (b) Purchaser will deliver in escrow to the Title Company the documents described and provided for in Section 10.2(b), (c), (d) (e) and (f) below; and
          (c) Seller will deliver in escrow to the Title Company the documents described and provided for in Section 10.3(a), (b), (c), (d), (h), (i) and (j) below.
     Section 4.4 Close of Escrow. Provided that Purchaser and Seller have delivered the documents required by Section 4.3, the Title Company will:
          (a) If applicable and when required, file with the Internal Revenue Service (with copies to Purchaser and Seller) the reporting statement required under section 6045(e) of the Code and Section 4.9;
          (b) Insert the applicable Closing Date as the date of any document delivered to the Title Company undated, and assemble counterparts into single instruments;
          (c) Disburse to Seller, by wire transfer to Seller of immediately available federal funds, in accordance with wiring instructions to be obtained by the Title Company from Seller, all sums to be received by Seller from Purchaser at the Closing, comprised of the Purchase Price as adjusted in accordance with the provisions of this Agreement;
          (d) Deliver the Deed to Purchaser;
          (e) Deliver to Seller, in addition to Seller’s Closing proceeds, all documents deposited with the Title Company for delivery to Seller at the Closing; and

          (f) Deliver to Purchaser (i) all documents deposited with the Title Company for delivery to Purchaser at the Closing and (ii) any funds deposited by Purchaser in excess of the amount required to be paid by Purchaser pursuant to this Agreement.
     Section 4.5 [INTENTIONALLY OMITTED]
     Section 4.6 Indemnification of Title Company. If this Agreement or any matter relating hereto becomes the subject of any litigation or controversy, Purchaser and Seller jointly and severally, will hold Title Company free and harmless from any loss or expense, including reasonable attorneys’ fees, that may be suffered by it by reason thereof other than as a result of Title Company’s gross negligence or willful misconduct. In the event conflicting demands are made or notices served upon Title Company with respect to this Agreement, or if there is uncertainty as to the meaning or applicability of the terms of this Agreement or the escrow instructions set forth in this Article IV, Purchaser and Seller expressly agree that the Title Company will be entitled to file a suit in interpleader and to obtain an order from the court requiring Purchaser and Seller to interplead and litigate their several claims and rights among themselves. Upon the filing of the action in interpleader and the deposit of the Deposit into the registry of the court, the Title Company will be fully released and discharged from any further obligations imposed upon it by this Agreement after such deposit.
     Section 4.7 Maintenance of Confidentiality by Title Company. Except as may otherwise be required by law or by this Agreement, the Title Company will maintain in strict confidence and without the prior written consent of Purchaser and Seller in each instance, will not disclose to anyone the existence of this Agreement, the identity of the parties hereto, the amount of the Purchase Price, the provisions of this Agreement or any other information concerning the transactions contemplated hereby.
     Section 4.8 [INTENTIONALLY OMITTED].
     Section 4.9 Designation of Reporting Person. In order to assure compliance with the requirements of section 6045 of the Code, and any related reporting requirements of the Code, the parties hereto agree as follows:
          (a) The Title Company, by its execution hereof, hereby assumes all responsibilities for information reporting required under section 6045(e) of the Code.
          (b) Seller and Purchaser each hereby agree:
     (i) to provide to the Title Company all information and certifications regarding such party, as reasonably requested by the Title Company or otherwise required to be provided by a party to the transaction described herein under section 6045 of the Code; and
     (ii) to provide to the Title Company such party’s taxpayer identification number and a statement (on Internal Revenue Service Form W-9 or an acceptable substitute form, or on any other form the applicable current or future Code sections and regulations might require and/or any form requested by the Title Company), signed under penalties of perjury, stating that the taxpayer identification number supplied by such party to the Title Company is correct.
             (c) Each party hereto agrees to retain this Agreement for not less than four years from the end of the calendar year in which Closing occurred, and to produce it to the Internal Revenue Service upon a valid request therefor.
             (d) The addresses for Seller and Purchaser are as set forth in Section 14.1 hereof, and the real estate subject to the transfer provided for in this Agreement is described in Exhibit A.
ARTICLE V
CONDITION OF PROPERTY
     Section 5.1 Sale “As Is”. THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT HAS BEEN NEGOTIATED BETWEEN SELLER AND PURCHASER, THIS AGREEMENT REFLECTS THE MUTUAL AGREEMENT OF SELLER AND PURCHASER, AND PURCHASER HAS CONDUCTED ITS OWN INDEPENDENT EXAMINATION OF THE PROPERTY AND THE DOCUMENTS. OTHER THAN THE SPECIFIC MATTERS REPRESENTED IN SECTION 8.1 HEREOF (AS LIMITED BY SECTION 16.1 OF THIS AGREEMENT), WHICH EXCEPTIONS SHALL APPLY TO ALL OF THE FOLLOWING PROVISIONS OF THIS SECTION 5.1, PURCHASER HAS NOT RELIED UPON AND WILL NOT RELY UPON, EITHER DIRECTLY OR INDIRECTLY, ANY REPRESENTATION, WARRANTY OR STATEMENT OF SELLER OR ANY OF SELLER’S AFFILIATES, AGENTS OR REPRESENTATIVES, AND PURCHASER HEREBY ACKNOWLEDGES THAT NO SUCH REPRESENTATIONS, WARRANTIES OR STATEMENTS HAVE BEEN MADE. SELLER SPECIFICALLY DISCLAIMS, AND NEITHER IT NOR ANY OF ITS AFFILIATES NOR ANY OTHER PERSON IS MAKING, ANY REPRESENTATION, WARRANTY, STATEMENTS OR ASSURANCE WHATSOEVER TO PURCHASER AND NO WARRANTIES, REPRESENTATIONS, STATEMENTS OR ASSURANCES OF ANY KIND OR CHARACTER, EITHER EXPRESS OR IMPLIED, ARE MADE BY SELLER OR RELIED UPON BY PURCHASER WITH RESPECT TO THE STATUS OF TITLE TO OR THE MAINTENANCE, REPAIR, CONDITION, DESIGN OR MARKETABILITY OF THE PROPERTY, OR ANY PORTION THEREOF, INCLUDING BUT NOT LIMITED TO (a) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (b) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (c) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (d) ANY RIGHTS OF PURCHASER UNDER APPROPRIATE STATUTES OR OTHER LEGAL AUTHORITY TO CLAIM DIMINUTION OF CONSIDERATION, (e) ANY CLAIM BY PURCHASER FOR DAMAGES BECAUSE OF DEFECTS, WHETHER KNOWN, OR UNKNOWN, OR LATENT, WITH RESPECT TO THE PROPERTY, (f) THE FINANCIAL CONDITION OR PROSPECTS OF THE PROPERTY AND (g) THE COMPLIANCE OR LACK THEREOF OF THE PROPERTY WITH GOVERNMENTAL REGULATIONS, IT BEING THE EXPRESS INTENTION OF SELLER AND PURCHASER THAT THE PROPERTY WILL BE CONVEYED AND TRANSFERRED TO PURCHASER IN ITS PRESENT CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS”, WITH ALL FAULTS. Purchaser represents that it is a knowledgeable, experienced and sophisticated purchaser of real estate and the other types of interests contemplated to be sold hereunder, and that it is relying solely on its own expertise and that of Purchaser’s consultants in purchasing the Property. Purchaser has conducted such inspections, investigations and other independent examinations of the Property and related matters as Purchaser deems necessary, including but not limited to the physical and environmental conditions thereof, and will rely upon same and not upon any statements of Seller or any of its Affiliates, or any of their respective partners, members, owners, officers, directors, employees, agents, representatives or attorneys. Purchaser acknowledges that all information obtained by Purchaser was obtained from a variety of sources and Seller will not be deemed to have represented or warranted the completeness, truth or accuracy of any of the information heretofore or hereafter furnished to Purchaser. Upon Closing, Purchaser will assume the risk that adverse matters, including, but not limited to, adverse physical and environmental conditions, may not have been revealed by Purchaser’s inspections and investigations. Purchaser further hereby assumes the risk of changes in applicable Environmental Laws relating to past, present and future environmental health conditions on, or resulting from the ownership or operation of, the Property. Purchaser further acknowledges and agrees that there are no oral agreements, warranties or representations, collateral to or affecting the Property, by Seller, any Affiliate of Seller, any agent of Seller or its Affiliates or any third party. Seller is not liable or bound in any manner by any oral or written statements, representations or information pertaining to the Property furnished by any real estate broker, agent, employee, servant or other person, unless the same are specifically set forth or referred to herein. Purchaser acknowledges that the Purchase Price reflects the “AS IS, WHERE IS” nature of this sale and any faults, liabilities, defects or other adverse matters that may be associated with the Property. Purchaser, with Purchaser’s counsel, has fully reviewed the disclaimers and waivers set forth in this Agreement, and understands the significance and effect thereof. Purchaser acknowledges and agrees that the disclaimers and other agreements set forth herein are an integral part of this Agreement, and that Seller would not have agreed to sell the Property to Purchaser for the Purchase Price without the disclaimer and other agreements set forth in this Agreement. The terms and conditions of this Section 5.1 will expressly survive the Closing without limitation and will not merge with the provisions of any Closing documents.
     Section 5.2 Connecticut Transfer Act.. The parties acknowledge and agree that neither of them, respectively, has sufficient information to determine whether the Property constitutes an “establishment” and therefore, whether the transaction contemplated by this Agreement constitutes a “transfer of establishment” subject to the Connecticut Transfer Act, Conn. Gen. Stat. Section 22a-134 et seq., as amended (the “Act”). However, in the event that it is later determined, whether prior to the Closing or after the Closing, that the Property is in fact an “establishment”, Purchaser hereby assumes all liability for compliance with the Act, including without limitation, executing the appropriate form as the “certifying party”, filing the form together with the “environmental condition assessment form” with the Connecticut Commissioner of Environmental Protection in a timely manner and paying any and all fees or other charges required under the Act. The terms “establishment”, “transfer of establishment”, “certifying party”, and “environmental condition assessment form” shall be defined as they are defined in the Act. Purchaser hereby indemnifies and holds Seller harmless from any and all causes of action, claims, liabilities, losses, damages (compensatory, punitive or other), obligations, reimbursements, fees, assessments, expenses and costs of any kind or nature, actual, contingent, present, future, known or unknown, suspected or unsuspected (including, without limitation, fines, penalties, interest, experts and attorney’s fees) arising out of, caused by, or related to (i) any failure by Purchaser or any person or entity acting through Purchaser to comply with Purchaser’s obligations under this Section 5.2 and/or (ii) any actual and/or alleged non-compliance under the Act (including, without limitation, any actual and/or alleged non-compliance under the Act by Seller). The provision of this Section 5.2 shall survive, without limitation, Closing hereunder.
     Section 5.3 Purchaser’s Release of Seller
          (a) Seller Released From Liability. Purchaser, on behalf of itself and its Affiliates, and their respective partners, members, owners, officers, directors, agents, representatives and controlling persons, hereby releases Seller and Seller’s Affiliates, and their respective partners, members, owners, officers, directors, agents, representatives and controlling persons (collectively, the “Seller Released Parties”) from any and all liability, responsibility, claims, damages, losses and expenses arising out of or related to the condition (including the presence in the soil, air, structures and surface and subsurface waters, of Hazardous Substances that have been or may in the future be determined to be toxic, hazardous, undesirable or subject to regulation and that may need to be specially treated, handled and/or removed from the Property under current or future federal, state and local laws, regulations or guidelines), valuation, salability or utility of the Property, or its suitability for any purpose whatsoever, except to the extent that such responsibility or liability is the result of the material inaccuracy (if any) of Seller’s representation under Section 8.1(i) hereof (as limited by Section 16.1 of this Agreement). Without limiting the foregoing, Purchaser, on behalf of itself and its Affiliates, and their respective partners, members, owners, officers, directors, agents, representatives and controlling persons, specifically releases the Seller Released Parties from any and all responsibility, claims, damages, losses and expenses Purchaser may have against any of the Seller Released Parties now or in the future arising from the environmental condition of the Property or the presence of Hazardous Substances or contamination on or emanating from the Property.
          (a) Purchaser’s Waiver of Objections. Subject only to Seller’s responsibility for any breach of the warranty and representation contained in Section 8.1(i) of this Agreement (as limited by Section 16.1 of this Agreement), Purchaser, on behalf of itself and its Affiliates, and their respective partners, members, owners, officers, directors, agents, representatives and controlling persons, hereby waives any and all objections to or complaints (including but not limited to actions based on federal, state or common law and any private right of action under CERCLA, RCRA or any other state and federal law to which the Property is or may be subject) against any of the Seller Released Parties regarding physical characteristics and existing conditions, including without limitation structural and geologic conditions, subsurface soil and water conditions and solid and hazardous waste and Hazardous Substances on, under, adjacent to or otherwise affecting the Property or related to existing or prior uses of the Property.
          (b) Purchaser further hereby assumes the risk of changes in applicable laws and regulations relating to past, present and future environmental, safety or health conditions on, or resulting from the ownership or operation of, the Property, and the risk that adverse physical characteristics and conditions, including without limitation the presence of Hazardous Substances or other substances, may not be revealed by its investigation.

          (c) Survival. The provisions of this Section 5.3 shall survive, without limitation, either (i) the Closing and shall not be deemed merged into the provisions of any closing documents or (ii) any termination of this Agreement.
ARTICLE VI
TITLE AND SURVEY MATTERS
     Section 6.1 Survey. Prior to the execution and delivery of this Agreement, Seller has delivered to Purchaser a copy of that certain survey of the Real Property, dated January 31, 2007, prepared by Rocco V. D’Andrea, Inc. (the “Existing Survey”). Seller shall have no obligation to obtain any modification, update or recertification of the Existing Survey.
     Section 6.2 Title Commitment. Prior to the execution and delivery hereof, Purchaser has caused the Title Company to furnish to Purchaser a preliminary title report or title commitment, No. CTSTA4331C,dated October 20, 2006 (the “Commitment”), by the terms of which the Title Company agrees to issue to Purchaser at Closing an owner’s policy of title insurance (the “Title Policy”) in the amount of the Purchase Price on the ALTA Owner Policy of Title Insurance with extended coverage, Standard Form Rev. 10/17/92 (as amended to date) insuring Purchaser’s fee simple title to the Real Property to be good and indefeasible, subject to the terms of such policy and the exceptions described therein. Subject to Section 6.2(b), all matters shown on the Existing Survey and exceptions listed in Schedule B of the Commitment are conclusively deemed to be acceptable to Purchaser. The term “Permitted Exceptions” means taxes and assessments for the year of Closing and for any other year if not yet due and payable as of Closing and all matters either shown on the Existing Survey or listed in Schedule B of the Commitment.
          (a) Notwithstanding any provision of this Article VI to the contrary, Seller will be obligated to cure exceptions to title to the Real Property and Improvements relating to (or, as to (ii) below, cure or cause deletion from the Title Policy or affirmative title insurance over) (i) liens and security interests securing any loan to Seller and (ii) any other liens or security interests created by documents executed by Seller to secure monetary obligations, other than liens for ad valorem taxes and assessments for the current calendar year; provided nevertheless that in the event that Seller is unable to obtain either (i) a release in recordable form, of the mortgage dated April 30, 1970 listed as exception No. 13 on Schedule A, or (b) an undertaking by the Title Company to issue the Title Policy to Purchaser at Closing, without exception for said mortgage, Seller shall, notwithstanding any contrary provision contained in Section 16.1, indemnify Purchaser, with counsel of Seller’s choosing, against all loss, damage, costs and expense (including reasonable legal fees) incurred by Purchaser as a result of any attempt by the holder of said mortgage to collect the debt secured thereby.
          (b) Purchaser shall also provide to Seller’s attorneys a copy of any update to the Commitment issued by the Title Company on or prior to the Closing Date (an “Update”), together with copies of all exceptions listed thereon that Purchaser has not previously delivered copies of to Seller, promptly after Purchaser’s receipt thereof. If the Update discloses any Exception that is not a Permitted Exception and to which Purchaser objects, then Purchaser shall give a written notice (a “Title Notice”) to Seller on or prior to the tenth (10th) day after the date upon which Purchaser receives the Update first containing such exception (but in any event not later than the Closing), as applicable, which notice shall identify any such exception. Any exceptions contained in any Update not included in a Title Notice timely given in accordance with the preceding sentence shall be deemed Permitted Exceptions. If Seller elects not to eliminate any such exception set forth in a Title Notice that is not a Permitted Exception and that Seller is not obligated to remove pursuant to this Section 6, then Seller shall so notify Purchaser within fifteen (15) days after Seller’s receipt of such Title Notice (but in any event not later than the Closing); provided, however, if Seller fails to so notify Purchaser within such 15-day period, then Seller shall be deemed to have elected not to eliminate such exception. Purchaser, within ten (10) days after Seller’s giving of such notice, or failure to give such notice, but in any event not later than the Closing, shall either (i) elect to terminate this Agreement by notice given to Seller (in which event this Agreement shall terminate and neither party shall have any further rights or obligations under this Agreement (except to the extent otherwise specifically provided in this Agreement) and the Deposit shall be promptly returned to Purchaser), or (ii) elect to accept title to the Property subject to such exception, without any abatement of the Purchase Price (it being understood that if Purchaser elects, or is deemed to have elected, to proceed under this clause (ii), then such exception shall constitute a Permitted Exception for purposes hereof). If Purchaser fails to make such election to terminate this Agreement within such ten (10) day period, then Purchaser shall be deemed to have elected clause (ii) above with the same force and effect as if Purchaser had elected clause (ii) within such ten (10) day period. Notwithstanding anything to the contrary contained in this Section 6.2, any and all defects in or encumbrances against the title which come within the scope of the Standards of Title of the Connecticut Bar Association currently in force (“Title Standards”) shall not constitute valid exceptions on the part of Purchaser, if the Title Standards do not so provide, and provided that the Seller furnishes any affidavits or other instruments which may be required by the applicable Title Standards, and further provided title will be insurable at standard premiums by a the Title Company.
          (c) Notwithstanding anything to the contrary contained in this Article VI, if the Commitment discloses judgments, bankruptcies or other returns against other persons or entities having names the same as or similar to that of Seller, then Seller, on request and to the extent applicable, shall deliver to Purchaser or the Title Company affidavits to the effect that such judgments, bankruptcies or other returns are not against Seller. Seller shall be entitled to one (1) or more adjournments of the Closing for a period of time not to exceed sixty (60) days in the aggregate in order to remove any title exceptions as contemplated by this Article VI.
ARTICLE VII
INTERIM OPERATING COVENANTS AND ESTOPPELS
     Section 7.1 Interim Operating Covenants. Seller covenants to Purchaser that Seller will:
          (a) Operations. From the Effective Date until Closing, continue to operate, manage and maintain the Improvements in the ordinary course of Seller’s business and substantially in accordance with Seller’s present practice, subject to ordinary wear and tear and further subject to Article IX of this Agreement.

          (b) Maintain Insurance. From the Effective Date until Closing, maintain fire and extended coverage insurance on the Improvements which is at least equivalent in all material respects to Seller’s insurance policies covering the Improvements as of the Effective Date.
          (c) Personal Property. From the Effective Date until Closing, not transfer or remove any Personal Property from the Improvements except for the purpose of repair or replacement thereof. Any items of Personal Property replaced after the Effective Date will be installed prior to Closing and will be of substantially similar quality of the item of Personal Property being replaced.
          (d) Comply with Governmental Regulations. From the Effective Date until Closing, not knowingly take any action that Seller knows would result in a failure to comply in all material respects with all Governmental Regulations applicable to the Property, it being understood and agreed that prior to Closing, Seller will have the right to contest any such Governmental Regulations.
          (e) Leases. From the Effective Date until Closing, not enter into any new lease, rental agreement, license agreement, franchise agreement or other occupancy agreement permitting use or occupancy of any portion of the Real Property or Improvements, without the prior written consent of Purchaser.
          (f) Service Contracts. From the Effective Date until Closing, not enter into any service contract, except for service contracts that are reasonably required for the operation of the Property and that are terminable on thirty (30) days of advance notice without penalty.
          (g) Notices. To the extent received by Seller, from the Effective Date until Closing, promptly deliver to Purchaser copies of written default notices, notices of lawsuits and notices of violations affecting the Property.
ARTICLE VIII
REPRESENTATIONS AND WARRANTIES
     Section 8.1 Seller’s Representations and Warranties. The representations and warranties of Seller set forth below in this Section 8.1 constitute the sole representations and warranties of Seller. If any such representations and warranties contained in this Section 8.1 are, or have become, not true and correct prior to Closing, then Seller shall not be in breach of this Agreement with respect thereto and Purchaser’s sole and exclusive remedy (Purchaser hereby waiving all other remedies it may have, whether at law or in equity or otherwise) with respect thereto shall be (i) to waive same and consummate the transaction contemplated in this Agreement or (ii) to terminate this Agreement by furnishing written notice thereof to the Seller on or prior to the Closing Date (in which event this Agreement shall terminate and neither party shall have any further rights or obligations under this Agreement (except to the extent otherwise specifically provided in this Agreement) and the Deposit shall be promptly returned to Purchaser). Subject to the limitations set forth in Article XVI of this Agreement (including, without limitation, Seller’s right to disclose information to Purchaser contrary to such representations and warranties), Seller represents and warrants to Purchaser the following (which representations and warranties are made, subject to Section 16.1(b), as of the Effective Date and shall be deemed remade, subject to Section 16.1(b), as of the time immediately prior to Closing):
          (a) Status. Seller is a corporation duly organized and validly existing under the laws of the State of Delaware.
          (b) Authority. The execution and delivery of this Agreement and the performance of Seller’s obligations hereunder have been or will be duly authorized by all necessary action on the part of Seller, and this Agreement constitutes the legal, valid and binding obligation of Seller, subject to equitable principles and principles governing creditors’ rights generally.
          (c) Suits and Proceedings. To Seller’s Knowledge as of the Effective Date, except as listed in Exhibit D, there are no legal actions, suits or similar proceedings pending and served, or threatened against Seller relating to the Property or Seller’s ownership or operation of the Property, which are not adequately covered by existing insurance or, if adversely determined, would materially adversely affect the value of the Property, the continued operations thereof or Seller’s ability to perform Seller’s obligations under this Agreement.
          (d) Non-Foreign Entity. Seller is not a “foreign person” or “foreign corporation” as those terms are defined in the Code (and the regulations promulgated thereunder).
          (e) Tenants. As of the Effective Date, (i) there are no written leases, rental agreement, license agreement, franchise agreements or other occupancy agreements in force or effect, and permitting use or occupancy of any portion of the Real Property or Improvements, to which Seller is a party and bound.
          (f) Service Contracts. To Seller’s Knowledge, (a) Seller has made available to Purchaser copies of all Service Contracts to which Seller is a party, which contracts are listed on Exhibit C under which Seller is currently paying for services rendered in connection with the Property and which may be binding on Purchaser or the Property after the later of the Closing or the expiration or earlier termination of the Lease (“Expiration Date”); and (b) all of the Service Contracts are subject to cancellation by the Property owner on thirty (30) days notice, without penalty.
          (g) No Violations. To Seller’s Knowledge, Seller has not received prior to the Effective Date any written notification from an Authority (i) that the Real Property and Improvements are in violation of any applicable fire, health, building, use, occupancy or zoning laws or (ii) that any work is required to be done to the Real Property and Improvements by Seller to comply with applicable laws and regulations where such work remains outstanding and, if unaddressed, would have a material adverse affect on the Property or use of the Property as currently operated.
          (h) Insurance. To Seller’s Knowledge, Seller has not received prior to the Effective Date any written notice from any insurance company or board of fire underwriters of any defects or inadequacies in or on the Improvements or any part or component thereof that would adversely affect the insurability of the Improvements or cause any increase in the premiums for insurance for the Improvements.
          (i) Environmental. Except as shown in any environmental reports listed on Exhibit H, to Seller’s Knowledge, Seller has not received prior to the Effective Date any written notice from any Authorities of the Real Property or Improvements being in violation of any Environmental Law.
     Section 8.2 Purchaser’s Representations and Warranties. Purchaser represents and warrants to Seller the following (which representations and warranties are made as of the Effective Date and shall be deemed remade as of Closing):
          (a) Status. Purchaser is a limited liability company duly organized and validly existing under the laws of the State of Delaware.
          (b) Authority. The execution and delivery of this Agreement and the performance of Purchaser’s obligations hereunder have been duly authorized by all necessary action on the part of Purchaser and its constituent owners and/or beneficiaries and this Agreement constitutes the legal, valid and binding obligation of Purchaser, subject to equitable principles and principles governing creditors’ rights generally.
          (c) Non-Contravention. The execution and delivery of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby will not violate any judgment, order, injunction, decree, regulation or ruling of any court or Authority or conflict with, result in a breach of, or constitute a default under the organizational documents of Purchaser, any note or other evidence of indebtedness, any mortgage, deed of trust or indenture, or any lease or other material agreement or instrument to which Purchaser is a party or by which it is bound.
          (d) Consents. No consent, waiver, approval or authorization is required from any person or entity (that has not already been obtained or will be obtained on or prior to the Closing Date) in connection with the execution and delivery of this Agreement by Purchaser or the performance by Purchaser of the transactions contemplated hereby.
ARTICLE IX
CONDEMNATION AND CASUALTY
     Section 9.1 Material Casualty. If, prior to the Closing Date, all or a Material Portion of the Real Property and Improvements is destroyed or damaged by fire or other casualty, Seller will notify Purchaser of such casualty. Purchaser will have the option to terminate this Agreement upon notice to Seller given not later than the earlier to occur of (x) the Closing Date or (y) ten (10) days after receipt of Seller’s notice. If this Agreement is so terminated, the Deposit will be promptly returned to Purchaser and thereafter neither Seller nor Purchaser will have any further rights or obligations to the other hereunder except to the extent otherwise specifically provided in this Agreement. If Purchaser does not elect to terminate this Agreement, Seller will not be obligated to repair such damage or destruction but (a) as to the Real Property and/or Improvements, Seller will assign and turn over to Purchaser all of the insurance proceeds paid to Seller (or, if such proceeds have not been awarded, any and all of Seller’s right, title and interest therein), net of reasonable collection costs, with respect to such fire or other casualty, and (b) the parties will proceed to Closing pursuant to the terms hereof without abatement of the Purchase Price, except that, as to the Real Property and/or Improvements Purchaser will receive a credit for the lesser of (i) any insurance deductible amount or (ii) the cost of such repairs as reasonably estimated by Seller.
     Section 9.2 Casualty of Less Than a Material Portion. If less than a Material Portion of the Real Property and/or Improvements is damaged as aforesaid, Purchaser shall not have the right to terminate this Agreement and Seller will not be obligated to repair such damage or destruction but (a) as to the Real Property and/or Improvements, Seller will assign and turn over to Purchaser all of the insurance proceeds paid to Seller (or, if such proceeds have not been awarded, any and all of its right, title and interest therein), net of reasonable collection costs, with respect to such fire or other casualty, and (b) the parties will proceed to Closing pursuant to the terms hereof without abatement of the Purchase Price, except that, as to the Real Property and/or Improvements, Purchaser will receive a credit for the lesser of (i) any insurance deductible amount or (ii) the cost of such repairs as reasonably estimated by Seller.
     Section 9.3 Condemnation of Property. In the event of condemnation or sale in lieu of condemnation of all or any portion of the Real Property and/or Improvements prior to the Closing, Purchaser will have the option, by providing Seller written notice prior to the earlier of (x) the Closing Date or (y) ten (10) days after receipt of Seller’s notice of such condemnation or sale, of terminating Purchaser’s obligations under this Agreement or electing to have this Agreement remain in full force and effect. In the event Purchaser does not terminate this Agreement pursuant to the preceding sentence, Seller will assign to Purchaser any and all claims for the proceeds of such condemnation or sale to the extent the same are applicable to the Real Property and/or Improvements, and Purchaser will take title to the Property with the assignment of such proceeds and subject to such condemnation and without reduction of the Purchase Price. Should Purchaser elect to terminate Purchaser’s obligations under this Agreement under the provisions of this Section 9.3, the Deposit will be promptly returned to Purchaser, and neither Seller nor Purchaser will have any further obligation under this Agreement except to the extent otherwise specifically provided in this Agreement for the Termination Surviving Obligations. Notwithstanding anything to the contrary herein, if any eminent domain or condemnation proceeding is instituted (or notice of same is given) solely for the taking of any subsurface rights for utility easements or for any right-of-way easement, and the surface may, after such taking, be used in substantially the same manner as though such rights have not been taken, Purchaser will not be entitled to terminate this Agreement as to any part of the Property, but any award resulting therefrom will be assigned to Purchaser at Closing and will be the exclusive property of Purchaser upon Closing.
ARTICLE X
CLOSING
     Section 10.1 Closing. The Closing of the sale of the Property by Seller to Purchaser will occur on the Closing Date through the escrow established with the Title Company. At Closing, the events set forth in this Article X will occur, it being understood that the performance or tender of performance of all matters set forth in this Article X are mutually concurrent conditions which may be waived by the party for whose benefit they are intended.

     Section 10.2 Purchaser’s Closing Obligations. At or before 10:00 a.m. of the Closing Date, Purchaser, at its sole cost and expense, will deliver the following items in escrow with the Title Company pursuant to Section 4.3, for delivery to Seller at Closing as provided herein:
          (a) The Purchase Price, after all adjustments are made at the Closing as herein provided, by Federal Reserve wire transfer of immediately available funds, in accordance with the timing and other requirements of Section 3.3;
          (b) Four (4) counterparts of the Bill of Sale and Assignment and Assumption substantially in the form attached hereto as Exhibit F (the “Bill of Sale”) duly executed by Purchaser;
          (c) Evidence reasonably satisfactory to Seller that the person executing the Closing documents on behalf of Purchaser has full right, power, and authority to do so;
          (d) A counterpart of any required State or Town conveyance tax returns; and
          (e) Four (4) counterparts of the Lease in the form attached hereto as Exhibit I duly executed by Purchaser, as Landlord thereunder.
          (f) Such other documents as may be reasonably necessary or appropriate to effect the consummation of the transactions which are the subject of this Agreement.
     Section 10.3 Seller’s Closing Obligations. At or before 10:00 a.m. of the Closing Date, Seller, at its sole cost and expense, will deliver the following items (a), (b), (c), (d), (h), (i) and (j) in escrow with the Title Company pursuant to Section 4.3; and upon receipt of the Purchase Price, Seller shall deliver the following items (e), (f) and (g) to Purchaser at the Improvements:
          (a) A deed or deeds substantially in the form attached hereto as Exhibit G (the “Deed”), duly executed and acknowledged by Seller conveying to Purchaser the Real Property and the Improvements subject only to the Permitted Exceptions;
          (b) Four (4) counterparts of the Bill of Sale duly executed by Seller;
          (c) Evidence reasonably satisfactory to Title Company and Purchaser that the person executing the Closing documents on behalf of Seller has full right, power and authority to do so;
          (d) A certificate in the form attached hereto as Exhibit E (“Certificate as to Foreign Status”), duly executed by Seller, certifying that Seller is not a “foreign person” as defined in section 1445 of the Code;
          (e) The Personal Property;
          (f) Originals (if any) of the Licenses and Permits and the Service Agreements in Seller’s possession and control, except to the extent that an such Licenses and Permits or Service Agreements relate to matters, work, services or equipment that are to remain Seller’s responsibility (as Tenant, pursuant to the Lease) in which case Seller shall retain the same until the Expiration Date of the Lease and at such time Seller shall assign and deliver the same to Purchaser;
          (g) All keys to the Improvements which are in Seller’s possession; and
          (h) A counterpart of any required State and Town conveyance tax returns; and
          (i) Four (4) counterparts of the Lease in the form attached hereto as Exhibit I duly executed by Seller, as Tenant thereunder; and
          (j) Such other documents as may be reasonably necessary or appropriate to effect the consummation of the transactions which are the subject of this Agreement.

     Section 10.4 Prorations. Seller and Purchaser agree to adjust, as of 11:59 p.m. on the day immediately preceding the Closing Date, the following (collectively, the “Proration Items”): real estate and personal property taxes and assessments which are required to be paid for the calendar year in which the Closing occurs, utility bills, and operating expenses payable by the owner of the Property, to the extent not payable by Seller as Tenant under the Lease. Seller will be charged with and credited for the amounts of all of the Proration Items relating to the period up to the Closing Date, and Purchaser will be charged with and credited for all of the Proration Items relating to the period on and after the Closing Date. Such preliminary estimated Closing prorations shall be set forth on a preliminary closing statement to be prepared by Seller and submitted to Purchaser for Purchaser’s approval (which approval shall not be unreasonably withheld, delayed or conditioned) five (5) days prior to the Closing Date (the “Closing Statement”). The Closing Statement, once agreed upon, shall be signed by Purchaser and Seller and delivered to the Title Company for purposes of making the preliminary proration adjustment at Closing subject to the final cash settlement provided for below. The preliminary proration shall be paid at Closing by Purchaser to Seller (if the preliminary prorations result in a net credit to Seller) or by Seller to Purchaser (if the preliminary prorations result in a net credit to Purchaser) by increasing or reducing the cash to be delivered by Purchaser in payment of the Purchase Price at the Closing. If the actual amounts of the Proration Items are not known as of the Closing Date, the prorations will be made at Closing on the basis of the best evidence then available; thereafter, when actual figures are received, re-prorations will be made on the basis of the actual figures, and a final cash settlement will be made between Seller and Purchaser. No prorations will be made in relation to insurance premiums, and Seller’s insurance policies will not be assigned to Purchaser. Final readings and final billings for utilities will be made if possible as of the day preceding the Closing Date, in which event no proration will be made at the Closing with respect to utility bills. Seller will be entitled to all deposits presently in effect with the utility providers, and Purchaser will be obligated to make its own arrangements for deposits with the utility providers. A final reconciliation of Proration Items shall be made by Purchaser and Seller within six (6) months following the Closing Date. The provisions of this Section 10.4 will survive the Closing for four (4) months following the Expiration Date of the Lease.
     Section 10.5 Delivery of Real Property. Upon completion of the Closing, Seller will deliver to Purchaser possession of the Real Property and Improvements, subject to the Permitted Exceptions, and subject further to all rights of Seller as Tenant under the Lease.
     Section 10.6 Costs of Title Company and Closing Costs. Costs of the Title Company and other Closing costs incurred in connection with the Closing will be allocated as follows:
          (a) Purchaser will pay (i) all premium and other costs for the Title Policy and any endorsements, (ii) all premiums and other costs for any mortgagee policy of title insurance, including but not limited to any endorsements or deletions, (iii) the costs associated with any modifications, updates or recertifications of the Existing Survey, (iv) Purchaser’s attorneys’ fees, (v) 1/2 of all of the Title Company’s escrow and closing fees, if any, (vi) all recording fees, and (vii) the documentary fee payable at the time of recording the Deed;

          (b) Seller will pay (i) to the extent applicable, the State of Connecticut and Town Real Estate Conveyance Taxes, (ii) 1/2 of all of the Title Company’s escrow and closing fees, and (iii) Seller’s attorneys’ fees;
          (c) Any other costs and expenses of Closing not provided for in this Section 10.6 or in other provisions of this Agreement shall be allocated between Purchaser and Seller in accordance with the custom in the Town; and
          (d) If the Closing does not occur on or before the Closing Date for any reason whatsoever, the costs incurred through the date of termination will be borne by the party incurring same.
ARTICLE XI
BROKERAGE
     Section 11.1 Brokers. Seller agrees to pay to Cushman & Wakefield of Connecticut, Inc. (“Broker”) a real estate commission at Closing (but only in the event of Closing in compliance with this Agreement) pursuant to a separate agreement. The payment of the commission by Seller to Broker will fully satisfy the obligations of the Seller for the payment of a real estate commission hereunder. Other than as stated in the first sentence of this Section 11.1, Purchaser and Seller represent to the other that no real estate brokers, agents or finders’ fees or commissions are due or will be due or arise in conjunction with the execution of this Agreement or consummation of this transaction by reason of the acts of such party, and Purchaser and Seller will indemnify, defend and hold the other party harmless from any brokerage or finder’s fee or commission claimed by any person asserting his entitlement thereto by virtue of any action alleged to have been taken by the indemnifying party for or on account of this Agreement or the transactions contemplated hereby. The provisions of this Article XI will survive, without limitation, any Closing or termination of this Agreement.
ARTICLE XII
CONFIDENTIALITY
     Section 12.1 Confidentiality. Seller and Purchaser each expressly acknowledges and agrees that, until the Closing occurs, the transactions contemplated by this Agreement and the terms, conditions and negotiations concerning the same will be held in the strictest confidence by each of them and will not be disclosed by either of them except to their respective legal counsel, accountants, consultants, officers, investors, lenders, clients, partners, members, owners, directors and shareholders (collectively, the “Representatives”), and except and only to the extent that such disclosure to such Representatives may be necessary for their respective performances hereunder or as otherwise required by applicable law (INCLUDING, IN THE CASE OF EITHER PARTY, IF ANY AFFILIATE (OR ENTITY ADVISED BY ANY AFFILIATE) OF A PARTY MUST DISCLOSE THE TRANSACTION AND/OR THE TERMS OF THE TRANSACTION IN ANY DOCUMENT AS REQUIRED BY THE FEDERAL SECURITIES OR SIMILAR LAWS, OR ANY RULES OR REGULATIONS PROMULGATED THEREUNDER). Purchaser further acknowledges and agrees that, until the Closing occurs, all information obtained by Purchaser in connection with the Property will not be disclosed by Purchaser to any third persons without the prior written consent of Seller other than to the Representatives in accordance with the other provisions of this Article XII. Nothing contained in this Article XII will preclude or limit either party to this Agreement from disclosing or accessing any information otherwise deemed confidential under this Article XII in connection with that party’s enforcement of its rights or its defense against claims (as to each other and as to third parties) under this Agreement, or in response to lawful process or subpoena or other valid or enforceable order of a court of competent jurisdiction or any filings (including those for financial reporting purposes) with governmental authorities required by reason of the transactions provided for herein pursuant to an opinion of counsel. Nothing in this Article XII will negate, supersede or otherwise affect the obligations of either party under the Confidentiality Agreement. The provisions of this Article XII will survive, without limitation, any termination of this Agreement.
ARTICLE XIII
REMEDIES
     Section 13.1 Default by Seller. In the event the Closing of the purchase and sale transaction provided for herein does not occur as herein provided by reason of any default of Seller, Purchaser may, as Purchaser’s sole and exclusive remedy, elect by notice to Seller within ten (10) Business Days following the scheduled Closing Date, either of the following: (a) terminate this Agreement, in which event Purchaser will receive from Seller the Deposit, whereupon Seller and Purchaser will have no further rights or obligations under this Agreement, except to the extent otherwise specifically provided in this Agreement; or (b) seek to enforce specific performance of the Agreement, and in either event, Purchaser hereby waives all other remedies, including without limitation, any claim against Seller for damages of any type or kind including, without limitation, consequential or punitive damages. Failure of Purchaser to make the foregoing election within the foregoing ten (10) Business Day period shall be deemed an election by Purchaser to terminate this Agreement and receive from Seller the Deposit, whereupon Seller and Purchaser will have no further rights or obligations under this Agreement, except to the extent otherwise specifically provided herein.
     Section 13.1 Default by Purchaser. In the event the Closing and the consummation of the transactions contemplated herein do not occur as provided herein by reason of any default of Purchaser, Purchaser and Seller agree it would be impractical and extremely difficult to fix the damages which Seller may suffer. Purchaser and Seller hereby agree that (i) an amount equal to the Deposit, together with all interest accrued thereon, is a reasonable estimate of the total net detriment Seller would suffer in the event Purchaser defaults and fails to complete the purchase of the property, and (ii) such amount will be the full, agreed and liquidated damages for Purchaser’s default and failure to complete the purchase of the property, and will be Seller’s sole and exclusive remedy (whether at law or in equity) for any default of Purchaser resulting in the failure of consummation of the Closing, whereupon this agreement will terminate and Seller and Purchaser will have no further rights or obligations hereunder, except with respect to the termination surviving obligations. Notwithstanding the foregoing, nothing contained herein will limit Seller’s remedies at law, in equity or as herein provided in the event of a breach by Purchaser of any its obligations which, by the specific terms hereof, survive termination.
     Section 13.1 Consequential and Punitive Damages. Each of Seller and Purchaser waive any right to sue the other for any consequential or punitive damages for matters arising under this Agreement. This Section 13.3 shall survive, without limitation, Closing or termination of this Agreement.
ARTICLE XIV
NOTICES
     Section 14.1 Notices. All notices or other communications required or permitted hereunder will be in writing, and will be given by (a) personal delivery, or (b) professional expedited delivery service with proof of delivery, or (c) United States mail, postage prepaid, registered or certified mail, return receipt requested, or (d) facsimile (provided that such facsimile is confirmed by the sender by personal delivery or expedited delivery service in the manner previously described), sent to the intended addressee at the address set forth below, or to such other address or to the attention of such other person as the addressee will have designated by written notice sent in accordance herewith and will be deemed to have been given either at the time of personal delivery, or, in the case of expedited delivery service or mail, as of the date of first attempted delivery on a Business Day at the address or in the manner provided herein, or, in the case of facsimile transmission, upon receipt if on a Business Day and, if not on a Business Day, on the next Business Day. Unless changed in accordance with the preceding sentence, the addresses for notices given pursuant to this Agreement will be as follows:

To Purchaser:

ANTARES 100WP LLC
c/o Antares Real Estate Partners, LLC
52 Mason Street
Greenwich, CT 06830
Attn: Joseph P. Beninati
Fax: (203) 653-6932
Email: jbeninati@antaresrealestate.com

with copy to:
Antares Investment Partners, LLC
333 Ludlow Street, 8th Floor
Stamford, CT 06902
Attn: Bret R. Salzer, Esq.
Fax: (203) 653-6925
Email: bsalzer@antaresrealestate.com

To Seller:	UST Inc.
100 West Putnam Avenue
Greenwich, CT 06830
Attn: Amy Abbott
Fax: (203) 863-7268

with copy to:	UST Inc.
100 West Putnam Avenue
Greenwich, CT 06830
Attn: Richard Kohlberger, Sr. Vice President
Fax: (203) 622-3315

with copy to:	Fogarty Cohen Selby & Nemiroff LLC
88 Field Point Road
Greenwich, CT 06830
Attn: Bruce F. Cohen, Esq.
Fax: (203) 629-7347
ARTICLE XV
ASSIGNMENT AND BINDING EFFECT
     Section 15.1 Assignment; Binding Effect. Purchaser will not have the right to assign this Agreement without Seller’s prior written consent. Notwithstanding the foregoing, Purchaser and Seller may each assign its rights under this Agreement to an Affiliate of such assigning party without the consent of the non-assigning party, provided that any such assignment does not relieve the assigning party of its obligations hereunder. This Agreement will be binding upon and inure to the benefit of Seller and Purchaser and their respective successors and permitted assigns, and no other party will be conferred any rights by virtue of this Agreement or be entitled to enforce any of the provisions hereof. Whenever a reference is made in this Agreement to Seller or Purchaser, such reference will include the successors and permitted assigns of such party under this Agreement.
ARTICLE XVI
PROCEDURE FOR INDEMNIFICATION AND LIMITED SURVIVAL OF
REPRESENTATIONS, WARRANTIES AND COVENANTS
     Section 16.1 Survival of Representations, Warranties and Covenants.
          (a) Notwithstanding anything to the contrary contained in this Agreement, the representations and warranties of Seller set forth in Section 8.1 and Seller’s liability under Section 8.1 will survive the Closing for a period of three (3) months. With respect to any suit, claim or cause of action that Purchaser has or may have as a result of any alleged untruth, inaccuracy or breach of such representations or warranties under Section 8.1, Purchaser must give Seller written notice of any such claims, and must file any such suits, claims or causes of action against Seller based thereon, in each instance prior to the expiration of said three (3) month period. In the event Purchaser fails to provide such notice and file such suits, claims or causes of action within such three (3) month period, Seller shall have no liability whatsoever to Purchaser with respect to the representations and warranties set forth in Section 8.1. Purchaser agrees to first seek recovery under any insurance policies, and Service Contracts prior to seeking recovery from Seller, and Seller shall not be liable to Purchaser for such untruths, inaccuracies and/or breaches under Section 8.1 if Purchaser’s claim is satisfied from such insurance policies, or Service Contracts. In addition, notwithstanding anything to the contrary contained in this Agreement or any of the Closing documents, in no event shall Seller’s liability for all such untruths, inaccuracies and/or breaches under Section 8.1 (including Seller’s liability for attorneys’ fees and costs in connection with such untruths, inaccuracies and/or breaches) exceed, in the aggregate, $500,000.00.
          (b) Notwithstanding anything to the contrary contained in this Agreement, Seller shall have no liability with respect to any of Seller’s representations, warranties and covenants herein if, prior to the Closing, Purchaser has actual knowledge of any breach of a representation, warranty or covenant of Seller herein, or Purchaser obtains actual knowledge (from whatever source, including, without limitation, as a result of Purchaser’s due diligence tests, investigations and inspections of the Property; or as a result of written disclosure by Seller or any of Seller’s agents, representatives or employees) that contradicts any of Seller’s representations, warranties or covenants herein (and the representations and warranties of Seller shall be deemed modified thereby to be accurate), and Purchaser nevertheless consummates the transaction contemplated by this Agreement (in which event any such breach or contradiction shall be deemed waived by Purchaser).
          (c) All representations, warranties, covenants and agreements made or undertaken by Seller under this Agreement, except to the extent otherwise specifically provided herein, will not survive the Closing Date but will be merged into the Closing documents delivered at the Closing. Obligations shall survive termination of this Agreement without limitation unless a specified period is otherwise provided in this Agreement.
ARTICLE XVII
1031 EXCHANGE
     Seller and Buyer agree that either party may elect to structure the purchase and sale of the Property within the meaning of Section 1031 of the Internal Revenue Code by assigning its rights, but not its obligations, hereunder to a qualified intermediary as provided in Income Tax Regulations Section 1.1031(k)-1(g)(4) on or before the Closing Date, provided that (a) the other party will not be required to incur any costs as a result of such like-kind exchange, (b) the Closing Date shall not be adjourned by reason thereof, (c) the other party will incur no expense, liability or obligation, in connection with said structuring, other than acknowledging and consenting to exchanging party’s assignment in connection with such exchange.
ARTICLE XVIII
MISCELLANEOUS
     Section 18.1 Waivers. No waiver of any breach of any covenant or provisions contained herein will be deemed a waiver of any preceding or succeeding breach thereof, or of any other covenant or provision contained herein. No extension of time for performance of any obligation or act will be deemed an extension of the time for performance of any other obligation or act.
     Section 18.1 Recovery of Certain Fees. In the event a party hereto files any action or suit against another party hereto by reason of any breach of any of the covenants, agreements or provisions contained in this Agreement, then in that event the prevailing party will be entitled to have and recover of and from the other party all attorneys’ fees and costs resulting therefrom, subject, however, in the case of Seller, to the limitations set forth in Section 16.1 above. For purposes of this Agreement, the term “attorneys’ fees” or “attorneys’ fees and costs” shall mean all court costs and the fees and expenses of counsel to the parties hereto, which may include printing, photostatting, duplicating and other expenses, air freight charges, and fees billed for law clerks, paralegals and other persons not admitted to the bar but performing services under the supervision of an attorney, and the costs and fees incurred in connection with the enforcement or collection of any judgment obtained in any such proceeding. The provisions of this Section 18.2 shall survive the entry of any judgment, and shall not merge, or be deemed to have merged, into any judgment.
     Section 18.3 Time of Essence. Seller and Purchaser hereby acknowledge and agree that time is strictly of the essence with respect to each and every term, condition, obligation and provision hereof.
     Section 18.4 Construction. Headings at the beginning of each article and section are solely for the convenience of the parties and are not a part of this Agreement. Whenever required by the context of this Agreement, the singular will include the plural and the masculine will include the feminine and vice versa. This Agreement will not be construed as if it had been prepared by one of the parties, but rather as if both parties had prepared the same. All exhibits and schedules referred to in this Agreement are attached and incorporated by this reference, and any capitalized term used in any exhibit or schedule which is not defined in such exhibit or schedule will have the meaning attributable to such term in the body of this Agreement. In the event the date on which Purchaser or Seller is required to take any action under the terms of this Agreement is not a Business Day, the action will be taken on the next succeeding Business Day.
     Section 18.5 Counterparts. To facilitate execution of this Agreement, this Agreement may be executed in multiple counterparts, each of which, when assembled to include an original or faxed signature for each party contemplated to sign this Agreement, will constitute a complete and fully executed agreement. All such fully executed original or faxed counterparts will collectively constitute a single agreement.
     Section 18.6 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law or public policy, all of the other conditions and provisions of this Agreement will nevertheless remain in full force and effect, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to either party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to reflect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.
     Section 18.7 Entire Agreement. This Agreement is the final expression of, and contains the entire agreement between, the parties with respect to the subject matter hereof and supersedes all prior understandings with respect thereto. This Agreement may not be modified, changed, supplemented or terminated, nor may any obligations hereunder be waived, except by written instrument, signed by the party to be charged or by its agent duly authorized in writing, or as otherwise expressly permitted herein.

     Section 18.8 Governing Law. This agreement will be construed, performed and enforced in accordance with the laws of the State of Connecticut.
     Section 18.9 No Recording. The parties hereto agree that neither this Agreement nor any affidavit concerning it will be recorded.
     Section 18.10 Further Actions. The parties agree to execute such instructions to the Title Company and such other instruments and to do such further acts as may be reasonably necessary to carry out the provisions of this Agreement.
     Section 18.11 No Other Inducements. The making, execution and delivery of this Agreement by the parties hereto has been induced by no representations, statements, warranties or agreements other than those expressly set forth herein.
     Section 18.12 No Partnership. Notwithstanding anything to the contrary contained herein, this Agreement shall not be deemed or construed to make the parties hereto partners or joint venturers, it being the intention of the parties to merely create the relationship of Seller and Purchaser with respect to the Property to be conveyed as contemplated hereby.
     Section 18.13 Limitations on Benefits. It is the explicit intention of Purchaser and Seller that no person or entity other than Purchaser and Seller and their permitted successors and assigns is or shall be entitled to bring any action to enforce any provision of this Agreement against any of the parties hereto, and the covenants, undertakings and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, Purchaser and Seller or their respective successors and assigns as permitted hereunder. Nothing contained in this Agreement shall under any circumstances whatsoever be deemed or construed, or be interpreted, as making any third party a beneficiary of any term or provision of this Agreement or any instrument or document delivered pursuant hereto, and Purchaser and Seller expressly reject any such intent, construction or interpretation of this Agreement.
     Section 18.14 Limitation of Liability. In no event whatsoever shall recourse be had or liability asserted against any of Seller’s partners, members, shareholders, employees, agents, directors, officers or other owners of Seller or their respective constituent partners or members. Seller’s direct and indirect shareholders, beneficiaries and owners and their respective trustees, officers, directors, employees, agents and security holders, assume no personal liability for any obligations entered into on behalf of Seller under this Agreement and the Closing documents.
     Section 18.15 Reference to Time. Whenever reference is made herein to a time of day, the said reference shall be deemed to refer to Eastern Standard Time.
[SIGNATURES FOLLOW ON NEXT SUCCEEDING PAGE]

          IN WITNESS WHEREOF, Seller and Purchaser have respectively executed this Agreement to be effective as of the date first above written.

SELLER:

UST INC., Seller

By:

Name:
Title:

By:

Name:
Title:

PURCHASER:
ANTARES 100WP LLC

By:	Antares Manager Group, LLC its manager

By:

Name:
Title: Manager

JOINDER BY TITLE COMPANY
     First American Title Insurance Company, referred to in this Agreement as the “Title Company,” hereby acknowledges that it received this Agreement executed by Seller and Purchaser on the                      day of                     , 2007, and accepts the obligations of the Title Company as set forth herein. The Title Company hereby agrees to hold and distribute the Closing proceeds in accordance with the terms and provisions of this Agreement. It further acknowledges that it hereby assumes all responsibilities for information reporting required under section 6045(e) of the Internal Revenue Code of 1986, as amended.

First American Title Insurance Company

By:

Printed Name:

Title:

EXHIBIT A
Legal Description
PARCEL ONE:
ALL THAT CERTAIN tract, piece or parcel of land with the buildings and improvements thereon, situated in the Town of Greenwich, County of Fairfield and State of Connecticut, bounded and described as follows:
BEGINNING at the point formed by the intersection of the southerly line of West Putnam Avenue with the westerly line of Benedict Place and running thence along the westerly line of Benedict Place, South 49° 42’ East 132.07 feet, 87.52 feet on the arc of a circle curving to the right on a radius of 90.0 feet, South 6° 01’ West 142.13 feet, South 83° 59’ East 4.0 feet, South 6° 01’ West 150 feet to land now or formerly of Loretta’s Investment Company, Inc.; thence along land now or formerly of said Loretta’s Investment Company, Inc. North 83° 59’ West 143.725 feet to land now or formerly of Carlsson; thence along land now or formerly of Carlsson to and along land now or formerly of Slagle and land now or formerly of Howland, North 0° 42’ East 152.925 feet, South 84° 40’ West 167.6 feet to the easterly line of Field Point Road; thence along the easterly line of Field Point Road North 5° 20’ West 18.64 feet North 20° 05’ East 65.3 feet to the southerly line of West Putnam Avenue thence along the southerly line of West Putnam Avenue North 38° 14’ East 135.1 feet, North 40° 18’ East 152.0 feet to the westerly line of Benedict Place being the point and place of beginning.
PARCEL TWO:
ALL THOSE CERTAIN lots of land with the buildings and improvements thereon, situated in the Town of Greenwich, County of Fairfield and State of Connecticut, known and designated as the southerly one-half of Lot No. 13 and all of Lot No. 14 on a certain map entitled “The Maples, at Greenwich, Conn.” now on file in the Town Clerk’s Office in said Greenwich and there known and designated as Map No. 268, reference thereto being had.
SAID southerly one-half of Lot No. 13 and Lot No. 14 taken together are bounded:

NORTHERLY:	by the Northerly one-half of said Lot No. 13;

EASTERLY:	by Benedict Place;

SOUTHERLY:	by Lot No. 15; and

WESTERLY:	by Lots Nos. 26 and 27 as shown on said map.

     SAID PREMISES are more particularly shown and delineated on a certain survey or plot plan entitled “Property of Michael Spezzano, Jr. Greenwich, Conn.” prepared by S. E. Minor & Co., Inc., Civil Engineers, and dated April 14, 1967 (See Volume 952 at Page 330), as follows:
PARCEL TWO:
     BEGINNING at a point formed by the intersection of Lots Nos. 14 and 15 with the Westerly side of Benedict Place and running North 83° 59’ West 136.75 feet along Lot No. 15, now or formerly of Clarence Fortin and Catherine Fortin, thence North 0° 42’ East 75.31 feet partly along Lot No. 27, now or formerly of John G. Howland and partly along Lot No. 26, now or formerly of Charles J. Slagle and Nancy Jean Slagle; thence South 83° 59’ East 143.72 feet along the Northerly one-half of Lot No. 13, now or formerly of the Grantee, and thence South 6° 01’ West 75.0 feet along the Westerly side of Benedict Place to the point or place of beginning.
PARCEL THREE:
ALL THAT CERTAIN tract, piece or parcel of land with the buildings and improvements thereon, situated in the Town of Greenwich, County of Fairfield and State of Connecticut, comprising Lot No. 25 and the northerly portion of Lot No. 26 as shown on a certain map entitled “The Maples at Greenwich, Conn.”, numbered 268 on file in the office of the Town Clerk of said Town of Greenwich, reference thereto being had.
SAID PREMISES are bounded:

NORTHERLY:	159.67 feet by Lot No. 24 on said map, being land now or formerly of Fannie L. Barton;

EASTERLY:	100.56 feet by Lots Nos. 11, 12 and 13 on said map;

SOUTHERLY:	149.10 feet by the remaining portion of Lot No. 26, being land now or formerly of Maud Pollard Carson; and

WESTERLY:	100 feet by the highway, Field Point Road.
PARCEL FOUR:
ALL THAT CERTAIN lot of land, together with the buildings and improvements thereon, situated in the Town of Greenwich, County of Fairfield and State of Connecticut, bounded and described as follows:
BEGINNING at the point formed by the intersection of the division line between Lot No. 14 and Lot No. 5, shown on a certain map of “The Maples” made by S. E. Minor, C. E., dated March 5, 1906, and on file in the Town Clerk’s Office of said Town of Greenwich as Map No. 268, with the westerly line of the road known as Benedict Place, and running thence along said road, South

6 1” West 66.67 feet, thence leaving the said road and running North 87° 16’ West 130.08 feet, thence North 0° 42’ East 74.43 feet, thence South 83° 59’ East 136.75 feet to the place of beginning.
PARCEL FOUR:
THE above described tract being all of Lot No. 15 and the northerly portion of Lot No. 16 on the above mentioned map and is bounded:

NORTHERLY:	by land now or formerly of Theodore K. Lindstedt;

EASTERLY:	by said Benedict Place;

SOUTHERLY and WESTERLY:	by land now or formerly of Elizabeth McCutcheon; and in part

WESTERLY:	by land now or formerly of Alice E. Munroe, et al.
PARCEL FIVE:
ALL THAT CERTAIN lot, piece or parcel of land, situated in the Town of Greenwich, County of Fairfield and State of Connecticut, and more particularly described as follows:
BEING the southerly portion of Lot No. 16 and the northerly portion of Lot No. 17 on a certain map entitled “The Maples” made by S. E. Minor, C. E., dated March 5, 1906, numbered 268 on file in the Town Clerk’s Office of said Town of Greenwich, bounded and described as follows:
BEGINNING at a stone boundary post standing at the southeast corner of Lot No. 28 and the southwest corner of the southerly portion of Lot 17 on said map and running thence North 0° 42’ East 74.43 feet; thence South 87° 16’ East 130.08 feet to the Westerly line of Benedict Place; thence along the Westerly line of said Benedict Place South 6° 1’ West 66.67 feet; thence South 89° 7’ West 123.87feet to the point of beginning.
PARCEL SIX:
(NOTE: Title to Parcel Six is held by United States Tobacco Company, an affiliate of Seller, and will be conveyed by separate deed, or as directed by Purchaser.)
ALL THAT CERTAIN piece, parcel or tract of land, with the buildings and improvements thereon, situated in the Town of Greenwich, County of Fairfield and State of Connecticut, bounded and described as follows:

SAID PREMISES are designated as Lot No. 24 on a certain map entitled, “‘The Maples’ at Greenwich, Conn.” made by S.E. Minor, Civil Engineer, Greenwich, Conn., March 5, 1906”, which map is on file in the office of the Town Clerk of said Greenwich, and therein numbered 268; and said lot is bounded:

NORTHERLY:	by Lot No. 23 on said map;

EASTERLY:	by Lots 10 and 11 on said map;

SOUTHERLY:	by Lot No. 25 on said map; and

WESTERLY:	by Field Point Road.
     TOGETHER WITH a permanent easement as reserved in a Warranty Deed from UST Inc. to 6 Benedict Place, LLC, dated August 26, 1999 and recorded August 30, 1999 in Volume 3324 at Page 79 of the Greenwich Land Records.
EXCEPTIONS
1.	Rights of Seller pursuant to the Lease.
2.	Any and all provisions of any ordinance, municipal regulation, or other Legal Requirements, inclusive of planning, zoning, building and inland wetlands rules and regulations established for the Town.

3.	Restrictive covenants and agreements set forth in:
a)	Deed from E.C. Benedict to Fannie L. Barton, dated April 28, 1906 and recorded May 12, 1906 in Volume 105 at Page 487 of the Greenwich Land Records.

b)	Deed from E. C. Benedict to William E. Anthony, dated April 28, 1906 and recorded May 12, 1906 in Volume 105 at Page 488 of the Greenwich Land Records.

c)	Warranty Deed from Elias C. Benedict to Henry Webb, dated April 28, 1906 and recorded May 12, 1906 in Volume 105 at Page 494 of the Greenwich Land Records.

d)	Warranty Deed from Elias C. Benedict to Louise B. Willard, dated September 6, 1906 and recorded September 8, 1906 in Volume 107 at Page 233 of the Greenwich Land Records.

e)	Warranty Deed from Louise B. Willard to The Maples Corporation, dated and recorded October 26, 1906 in Volume 107 at Page 344 of the Greenwich Land Records.

Said restrictive covenants and agreements are modified by:

f)	The terms and provisions of an Agreement by and between “The Maples

Corporation” and William E. Anthony, dated August 14, 1907 and recorded June 5, 1908 in Volume 117 at Page 102 of the Greenwich Land Records.
g)	The terms and provisions set forth in a certain Deed from Elias C. Benedict to William E. Anthony, dated September 20, 1907 and recorded June 5, 1908 in Volume 117 at Page 104 of the Greenwich Land Records.

h)	Agreements in Volume 732 at Pages 120 and 124 of the Greenwich Land Records, and a Judgment of Superior Court for Fairfield County at Bridgeport dated November 30, 1967 in Docket #131187, and recorded in Volume 766 at Page 596 of the Greenwich Land Records.
4.	Agreement by and between Jeannette S. Foster et als. And William S. Meany, dated December 10, 1923 and recorded January 8, 1924 in Volume 203 at Page 438 of the Greenwich Land Records.
5.	Grant from Harriet W. R. Leech to The Connecticut Light and Power Company, dated February 5, 1927 and recorded February 25, 1927 in Volume 238 at Page 61 of the Greenwich Land Records.
6.	Grant from Dorothy M. Lindstedt to The Connecticut Light and Power Company, dated February 12, 1927 and recorded February 25, 1927 in Volume 238 at Page 63 of the Greenwich Land Records.
7.	Grant from Abigail B. Schirmer to The Connecticut Light and Power Company, dated February 11, 1927 and recorded February 25, 1927 in Volume 238 at Page 65 of the Greenwich Land Records.
8.	Grant from Lillian K. Thornton to The Connecticut Light and Power Company, dated February 11, 1927 and recorded February 25, 1967 in Volume 238 at Page 66 of the Greenwich Land Records.
9.	Variance as set forth in Appeal No. 6071 by the Planning and Zoning Board of Appeals, dated and recorded June 5, 1978 in Volume 1076 at Page 75 of the Greenwich Land Records.
10.	Variance as set forth in Appeal No. 6716 by the Planning and Zoning Board of Appeals, recorded December 30, 1983 in Volume 1360 at Page 173 of the Greenwich Land Records.
11.	Rights of 6 Benedict Place, LLC as set forth in a Warranty Deed from UST Inc. to 6 Benedict Place, LLC, dated August 26, 1999 and recorded August 30, 1999 in Volume 3324 at Page 79 of the Greenwich Land Records.
12.	Rights of 21-25 Field Point Realty LLC as set forth in a Warranty Deed from UST Enterprises, Inc. to 21-25 Field Point Realty LLC dated March 27, 1998 and recorded in Volume 3055 at Page 14 of the Greenwich Land Records.

13.	Mortgage Deed from 100 West Putnam Avenue Corporation to Metropolitan Life Insurance Company, principal sum $4,600,000.00 dated April 30, 1970 and recorded April 30, 1970 in Volume 798 at Page 629 of the Greenwich Land Records.

EXHIBIT B
List of Excluded Personal Property
UST Assets
•	All data and telephone equipment
•	All furniture presently located on the 4th floor of Buildings #1 & 2
•	All security equipment with the exception of the card readers
•	All A/V equipment
•	All Artwork
•	All Mail Center equipment
•	All Duplicating Equipment
•	All fax machines
•	All portable air conditioning units
•	All portable heaters
•	All medical equipment

B-1

EXHIBIT C
Service Contracts

C-1

NAME OF COMPANY	STREET ADDRESS	CITY	ST.	ZIP CODE	TELEPHONE	Contract Date	Termination
ABM Cleaning Services, Inc.	P.O. Box 204	Hawthorne	NY	10532	914-747-0910	1/1/06-12/31/08	60 Days
Academy Overhead Door Corp.	130 Lenox Avenue Unit #2	Stamford	CT	06906	914-664-8414	5/15/06-5/15/07	30 Days
Array Systems, LLC	205 Research Drive #4	Milford	CT	06460	203-966-1242	4/1/05-4/1/06	60 Days
Air, Water & Soil Consultants	P.O. Box 2965	Westerly	RI	02891	401-348-8351	Rate Sheet
Atria Inc.	252 Farm Meadow Lane	Cheshire	CT	06410	203-753-6200	9/1/2001	60 Days
Clancy Moving Systems, Inc.	P.O. Box 6636	Ithica	NY	14851-6636	800-836-0031	Rate Sheet
ClearWater Industries	911 Bridgeport Avenue	Shelton	CT	06484		3/6/06-3/6/07	30 Days
Commercial Kitchens	290 Bic Drive	Milford	CT	06460	203-877-6591	8/1/06-8/1/07	30 Days
Cummins Metropower, Inc.	914 Cromwell Avenue	Rocky Hill	CT	06067	860-529-7474	3/1/06-2/28/07	30 Days
Directv	P.O. Box 60036	Los Angeles	CA	90060-0036	888-200-4388	no expiration date
EOI	P.O. Box 9488	New Haven	CT	06534	203-799-7517	Rate Sheet
East Coast Testing & Balancing LLC	53 James Vincent Dr.	Clinton	CT	06413	860-669-9377	Rate Sheet
Emcor — New England Mechanical	30 Lindeman Drive	Trumbull	CT	06611	203-373-0004	11/1/2005 — xxx	30 Days
Excel Electric llc.	P.O. Box 8155	New Fairfield	CT	06812	866-316-0042	3/1/06-3/1/07	30 Days
Fire Protection Testing Inc.	170 Highland Avenue	Cheshire	CT	06410		3/13/06-3/13/2007	30 Days
Fire Systems, Inc.	375 Morgan Lane Unit #305	West Haven	CT	06516	203 934-8644	3/13/06-3/13/2007	30 Days	HQ
	375 Morgan Lane Unit #305	West Haven	CT	06820	203-256-0800	3/13/06-3/13/2007	30 Days	Hangar
Flik	3 International Drive	Rye Brook	NY	10573	845-398-2848	3/1/06-3/1/2011	60 Days
Hess Corporation	P.O. Box 905243	Charlotte	NC	28290	800-437-7265	12/1/05-1/1/2008
M & A Sanitation Service	P.O. Box 4660	Greenwich	CT	06830	203-325-1955	12/31/2006
Nationwide Power	7380 Eastgate Road	Henderson	NV	89015	800-868-2780	6/29/06-6/28/07
Office Furniture Systems, Inc.	140-58th Street — Box #11	Brooklyn	NY	11220	718-567-7400	Rate Sheet
Paul Tepfer Architect	56 Holmes Road	Ridgefield	CT	06877	203-438-8707	Rate Sheet
Putnam Plumbing & Heating, Inc.	P.O. B ox 405	Cos Cob	CT	06807-0405	203-661-6806	Rate Sheet
Securitas	30 Oak Street	Stamford	CT	06905	203-327-9661
Shred-It	325 Sandbank Road Unit B3	Cheshire	CT	06410	203-699-2458	Rate Sheet
Stuttig Locksmith, Inc.	158 Greenwich Ave.	Greenwich	Ct	06830	203869-6260	Rate Sheet
Summer Rain	288 Valley Road	Cos Cob	CT	06807	203-629-8050	Rate Sheet
Tennant	P.O. Box 71414	Chicago	IL	60694-1414	201-245-2270	Rate Sheet
Trans-Clean	45 Mayfair Place	Stratford	CT	06615-6710	203-377-3171	Rate Sheet
Western Pest Services	20 W. Ridgewood Avenue	Pramus	NJ	07652	201-265-1600	2/15/05-2/15/06	30 Days

EXHIBIT D
LAWSUITS
None

D-2

EXHIBIT E
Non-Foreign Entity Certification
     Section 1445 of the Internal Revenue Code provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. For U.S. tax purposes (including Section 1445), the owner of a disregarded entity (which has legal title to a U.S. real property interest under local law) will be the transferor of the property and not the disregarded entity. To inform the transferee that withholding of tax is not required upon the disposition of a U.S. real property interest by National Office Partners Limited Partnership, a Delaware limited partnership (the “Transferor”), the undersigned hereby certifies the following on behalf of the Transferor:
     1. Transferor is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations);
     2. Transferor is not a disregarded entity as defined in Section 1.1445-2(b)(2)(iii);
     3. Transferor’s U.S. employer identification number is ___; and
     3. Transferor’s office address is
     Transferor understands that this certification may be disclosed to the Internal Revenue Service and that any false statement made within this certification could be punished by fine, imprisonment, or both.
     Under penalties of perjury the undersigned declares that he has examined this certification and that to the best of his knowledge and belief it is true, correct and complete, and the undersigned further declares that he has the authority to sign this document on behalf of the Transferor.

TRANSFEROR:
UST INC. Seller

By:
Name:
Title:

By:
Name:
Title:

E-1

EXHIBIT F
Bill Of Sale,
Assignment And Assumption
     UST Inc., a Delaware corporation (“Seller”), for and in consideration of the sum of Ten and No/100 Dollars ($10.00) and other good and valuable consideration to Seller paid by                                         , a                                          (“Purchaser”), the receipt of which is hereby acknowledged, hereby bargains, sells, transfers, conveys and assigns to Purchaser the following described property:
     (a) Seller’s right, title and interest in and to all equipment, appliances, tools, supplies, machinery, furnishings and other tangible personal property attached to, appurtenant to, located in the improvements (the “Improvements”) located on the real property described on Exhibit A attached hereto and made a part hereof for all purposes (the “Real Property”) and used exclusively by Seller in connection with its ownership or operation of the Improvements (the “Personal Property”), but specifically excluding (i) the items of personal property set forth on Exhibit B attached hereto, and (ii) any items of personal property owned by third parties and leased to Seller;
     (b) Any and all of Seller’s right, title and interest in and to the service agreements, maintenance contracts, equipment leasing agreements, leasing commission agreements, warranties, guarantees, bonds and other contracts for the provision of labor, services, materials or supplies relating solely to the Real Property, the Improvements or the Personal Property and under which Seller is currently paying for services rendered in connection therewith, as listed on Exhibit C attached hereto, in each instance to the extent assignable without the necessity of consent or assignable only with consent and such consent has been obtained (“Service Contracts”);
     (c) Any and all of Seller’s right, title and interest in and to all licenses, permits, certificates of occupancy, approvals, dedications, subdivision maps and entitlements issued, approved or granted by governmental authorities prior to the date hereof in connection with the Real Property and the Improvements, together with all renewals and modifications thereof, in each instance to the extent assignable without the necessity of consent or assignable only with consent and such consent has been obtained (the “Licenses and Permits”); and
The Personal Property, Service Contracts and Licenses and Permits are hereinafter collectively referred to as the “Assigned Property.”
     Notwithstanding any contrary or inconsistent provision contained herein, to the extent that any of such Service Contracts or Licenses and Permits relate to matters, work, services or equipment at the Real Property or Improvements that remain Seller’s responsibility, as Tenant pursuant to that certain Lease between Purchaser, as Landlord, and Seller, as Tenant, dated of even date herewith (‘Lease”), such Service Contracts and Licenses and Permits are retained by Seller and shall be assigned and delivered to Purchaser upon the expiration or earlier termination of the Lease.

     Seller has executed this Bill of Sale, Assignment and Assumption (“Bill of Sale”) and BARGAINED, SOLD, TRANSFERRED, CONVEYED and ASSIGNED the Assigned Property and Purchaser has accepted this Bill of Sale and purchased the Assigned Property AS IS AND WHEREVER LOCATED, WITH ALL FAULTS AND WITHOUT ANY REPRESENTATIONS OR WARRANTIES OF WHATSOEVER NATURE, EXPRESS, IMPLIED, OR STATUTORY, EXCEPT AS EXPRESSLY SET FORTH IN THE AGREEMENT OF SALE AND PURCHASE BETWEEN SELLER AND PURCHASER DATED ___, 20___, REGARDING THE REAL PROPERTY (the “Purchase Agreement”) AND THE WARRANTIES SET FORTH HEREIN, IT BEING THE INTENTION OF SELLER AND PURCHASER TO EXPRESSLY NEGATE AND EXCLUDE ALL WARRANTIES WHATSOEVER, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE, ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, ANY RIGHTS OF PURCHASER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION, ANY CLAIM BY PURCHASER FOR DAMAGES BECAUSE OF DEFECTS, WHETHER KNOWN OR UNKNOWN WITH RESPECT TO THE ASSIGNED PROPERTY, WARRANTIES CREATED BY AFFIRMATION OF FACT OR PROMISE AND ANY OTHER WARRANTIES CONTAINED IN OR CREATED BY THE UNIFORM COMMERCIAL CODE AS NOW OR HEREAFTER IN EFFECT IN THE STATE IN WHICH THE REAL PROPERTY IS LOCATED, OR CONTAINED IN OR CREATED BY ANY OTHER LAW.
     Purchaser accepts the foregoing bargain, sale, transfer, conveyance and assignment and assumes and agrees to be bound by and to perform, pay, discharge, observe and comply with, as applicable, all of the covenants, liabilities, duties, debts, obligations and responsibilities of Seller pursuant to the Service Contracts and the Licenses and Permits assigned to Purchaser and which arise, accrue or are to be performed, paid, discharged, observed or complied with on or after the date hereof.
     Purchaser hereby indemnifies, defends, and holds Seller and its Affiliates harmless from and against any and all claims, liens, damages, demands, causes of action, liabilities, lawsuits, judgments, losses, costs and expenses (including without limitation, reasonable attorneys’ fees and expenses) asserted against or incurred by Seller or its Affiliates and arising out of the failure of Purchaser to perform, pay, discharge, observe or comply with the covenants, liabilities, duties, debts, obligations and responsibilities assumed by Purchaser hereunder.
     To facilitate execution of this Bill of Sale, this Bill of Sale may be executed in multiple counterparts, each of which, when assembled to include an original signature for each party contemplated to sign this Bill of Sale , will constitute a complete and fully executed original. All such fully executed original counterparts will collectively constitute a single agreement.

EXECUTED as of the                      day of                                         , 200__.

SELLER:

UST Inc., Seller

By:

Name:
Title:

By:

Name:
Title:

PURCHASER:

,
a

By:

Name:

Title:

EXHIBIT G
Form of Deed
SPECIAL WARRANTY DEED
TO ALL PEOPLE TO WHOM THESE PRESENTS SHALL COME, GREETING:
     KNOW YE, THAT UST Inc. a Delaware corporation, having an address at 100 West Putnam Avenue, Greenwich, Connecticut 06830 (hereinafter referred to as “Grantor”), for the consideration of One ($1.00) Dollar and other good and valuable consideration received to its full satisfaction from                                                                                                           , a                                           , having an address                                                                                   (hereinafter referred to as “Grantee”), does give, grant, bargain, sell and confirm unto the Grantee and unto its successors and assigns forever, all of that certain real property situated in the Town of Greenwich, County of Fairfield and State of Connecticut, described in Schedule “A” attached hereto and made a part hereof (hereinafter called the “Premises”).
     TO HAVE AND TO HOLD the above granted and bargained Premises with the privileges and appurtenances thereof, and unto the successors and assigns of the Grantee forever, so that neither the Grantor nor its successors and assigns nor any other person under it or them shall hereafter have any claim, right or title in or to the Premises or any part thereof, but therefrom it and they are by these presents forever barred and excluded.
     AND FURTHERMORE, the said Grantor does by these presents bind itself and its successors and assigns forever to WARRANT AND DEFEND the above granted and bargained Premises to the said Grantee, and to the Grantee’s successors and assigns, against the claims and demands of the Grantor and all persons claiming or to claim by, through or under the Grantor, except as are mentioned in Schedule A attached hereto.
     In Witness Whereof, the Grantor has hereunto set its hand this ___day of                                         , 2007.

Signed and Delivered by	UST Inc.
the Grantor in the presence of:

By:
Name:		Name:
Title:

By:
Name:		Name:
Title:

STATE OF CONNECTICUT	)
	)	ss:	, 2007
COUNTY OF FAIRFIELD	)
     Personally appeared                                                                                                                                ,                                                            of UST Inc. as aforesaid, duly authorized signer and sealer of the foregoing instrument, and acknowledged the same to be his free act and deed, and the free act and deed of said corporation before me.

Notary Public
Commissioner of the Superior Court

STATE OF CONNECTICUT	)
	)	ss:	, 2007
COUNTY OF FAIRFIELD	)
     Personally appeared                                                                                                                                ,                                                               of UST Inc. as aforesaid, duly authorized signer and sealer of the foregoing instrument, and acknowledged the same to be his free act and deed, and the free act and deed of said corporation before me.

Notary Public
Commissioner of the Superior Court

[SCHEDULE “A” OF FORM OF LIMITED WARRANTY DEED]
SCHEDULE “A”
PARCEL ONE:
ALL THAT CERTAIN tract, piece or parcel of land with the buildings and improvements thereon, situated in the Town of Greenwich, County of Fairfield and State of Connecticut, bounded and described as follows:
BEGINNING at the point formed by the intersection of the southerly line of West Putnam Avenue with the westerly line of Benedict Place and running thence along the westerly line of Benedict Place, South 49° 42’ East 132.07 feet, 87.52 feet on the arc of a circle curving to the right on a radius of 90.0 feet, South 6° 01’ West 142.13 feet, South 83° 59’ East 4.0 feet, South 6° 01’ West 150 feet to land now or formerly of Loretta’s Investment Company, Inc.; thence along land now or formerly of said Loretta’s Investment Company, Inc. North 83° 59’ West 143.725 feet to land now or formerly of Carlsson; thence along land now or formerly of Carlsson to and along land now or formerly of Slagle and land now or formerly of Howland, North 0° 42’ East 152.925 feet, South 84° 40’ West 167.6 feet to the easterly line of Field Point Road; thence along the easterly line of Field Point Road North 5° 20’ West 18.64 feet North 20° 05’ East 65.3 feet to the southerly line of West Putnam Avenue thence along the southerly line of West Putnam Avenue North 38° 14’ East 135.1 feet, North 40° 18’ East 152.0 feet to the westerly line of Benedict Place being the point and place of beginning.
PARCEL TWO:
ALL THOSE CERTAIN lots of land with the buildings and improvements thereon, situated in the Town of Greenwich, County of Fairfield and State of Connecticut, known and designated as the southerly one-half of Lot No. 13 and all of Lot No. 14 on a certain map entitled “The Maples, at Greenwich, Conn.” now on file in the Town Clerk’s Office in said Greenwich and there known and designated as Map No. 268, reference thereto being had.
SAID southerly one-half of Lot No. 13 and Lot No. 14 taken together are bounded:

NORTHERLY:	by the Northerly one-half of said Lot No. 13;

EASTERLY:	by Benedict Place;

SOUTHERLY:	by Lot No. 15; and

WESTERLY:	by Lots Nos. 26 and 27 as shown on said map.

     SAID PREMISES are more particularly shown and delineated on a certain survey or plot plan entitled “Property of Michael Spezzano, Jr. Greenwich, Conn.” prepared by S. E. Minor & Co., Inc., Civil Engineers, and dated April 14, 1967 (See Volume 952 at Page 330), as follows:
PARCEL TWO:
     BEGINNING at a point formed by the intersection of Lots Nos. 14 and 15 with the Westerly side of Benedict Place and running North 83° 59’ West 136.75 feet along Lot No. 15, now or formerly of Clarence Fortin and Catherine Fortin, thence North 0° 42’ East 75.31 feet partly along Lot No. 27, now or formerly of John G. Howland and partly along Lot No. 26, now or formerly of Charles J. Slagle and Nancy Jean Slagle; thence South 83° 59’ East 143.72 feet along the Northerly one-half of Lot No. 13, now or formerly of the Grantee, and thence South 6° 01’ West 75.0 feet along the Westerly side of Benedict Place to the point or place of beginning.
PARCEL THREE:
ALL THAT CERTAIN tract, piece or parcel of land with the buildings and improvements thereon, situated in the Town of Greenwich, County of Fairfield and State of Connecticut, comprising Lot No. 25 and the northerly portion of Lot No. 26 as shown on a certain map entitled “The Maples at Greenwich, Conn.”, numbered 268 on file in the office of the Town Clerk of said Town of Greenwich, reference thereto being had.
SAID PREMISES are bounded:

NORTHERLY:	159.67 feet by Lot No. 24 on said map, being land now or formerly of Fannie L. Barton;

EASTERLY:	100.56 feet by Lots Nos. 11, 12 and 13 on said map;

SOUTHERLY:	149.10 feet by the remaining portion of Lot No. 26, being land now or formerly of Maud Pollard Carson; and

WESTERLY:	100 feet by the highway, Field Point Road.
PARCEL FOUR:
ALL THAT CERTAIN lot of land, together with the buildings and improvements thereon, situated in the Town of Greenwich, County of Fairfield and State of Connecticut, bounded and described as follows:
BEGINNING at the point formed by the intersection of the division line between Lot No. 14 and Lot No. 5, shown on a certain map of “The Maples” made by S. E. Minor, C. E., dated March 5,

1906, and on file in the Town Clerk’s Office of said Town of Greenwich as Map No. 268, with the westerly line of the road known as Benedict Place, and running thence along said road, South 6 1” West 66.67 feet, thence leaving the said road and running North 87° 16’ West 130.08 feet, thence North 0° 42’ East 74.43 feet, thence South 83° 59’ East 136.75 feet to the place of beginning.
PARCEL FOUR:
THE above described tract being all of Lot No. 15 and the northerly portion of Lot No. 16 on the above mentioned map and is bounded:

NORTHERLY:	by land now or formerly of Theodore K. Lindstedt;

EASTERLY:	by said Benedict Place;

SOUTHERLY and WESTERLY:	by land now or formerly of Elizabeth McCutcheon; and in part

WESTERLY:	by land now or formerly of Alice E. Munroe, et al.
PARCEL FIVE:
ALL THAT CERTAIN lot, piece or parcel of land, situated in the Town of Greenwich, County of Fairfield and State of Connecticut, and more particularly described as follows:
BEING the southerly portion of Lot No. 16 and the northerly portion of Lot No. 17 on a certain map entitled “The Maples” made by S. E. Minor, C. E., dated March 5, 1906, numbered 268 on file in the Town Clerk’s Office of said Town of Greenwich, bounded and described as follows:
BEGINNING at a stone boundary post standing at the southeast corner of Lot No. 28 and the southwest corner of the southerly portion of Lot 17 on said map and running thence North 0° 42’ East 74.43 feet; thence South 87° 16’ East 130.08 feet to the Westerly line of Benedict Place; thence along the Westerly line of said Benedict Place South 6° 1’ West 66.67 feet; thence South 89° 7’ West 123.87feet to the point of beginning.
PARCEL SIX: (to be conveyed by Separate Deed)
ALL THAT CERTAIN piece, parcel or tract of land, with the buildings and improvements thereon, situated in the Town of Greenwich, County of Fairfield and State of Connecticut, bounded and described as follows:
SAID PREMISES are designated as Lot No. 24 on a certain map entitled, “‘The Maples’ at Greenwich, Conn.” made by S.E. Minor, Civil Engineer, Greenwich, Conn., March 5, 1906”,

which map is on file in the office of the Town Clerk of said Greenwich, and therein numbered 268; and said lot is bounded:

NORTHERLY:	by Lot No. 23 on said map;

EASTERLY:	by Lots 10 and 11 on said map;

SOUTHERLY:	by Lot No. 25 on said map; and

WESTERLY:	by Field Point Road.
     TOGETHER WITH a permanent easement as reserved in a Warranty Deed from UST Inc. to 6 Benedict Place, LLC, dated August 26, 1999 and recorded August 30, 1999 in Volume 3324 at Page 79 of the Greenwich Land Records.
     SUBJECT TO Grantor as tenant:
1.	Rights of Seller pursuant to the Lease.
2.	Any and all provisions of any ordinance, municipal regulation, or other Legal Requirements, inclusive of planning, zoning, building and inland wetlands rules and regulations established for the Town.
3.	Restrictive covenants and agreements set forth in:
a)	Deed from E.C. Benedict to Fannie L. Barton, dated April 28, 1906 and recorded May 12, 1906 in Volume 105 at Page 487 of the Greenwich Land Records.

b)	Deed from E. C. Benedict to William E. Anthony, dated April 28, 1906 and recorded May 12, 1906 in Volume 105 at Page 488 of the Greenwich Land Records.

c)	Warranty Deed from Elias C. Benedict to Henry Webb, dated April 28, 1906 and recorded May 12, 1906 in Volume 105 at Page 494 of the Greenwich Land Records.

d)	Warranty Deed from Elias C. Benedict to Louise B. Willard, dated September 6, 1906 and recorded September 8, 1906 in Volume 107 at Page 233 of the Greenwich Land Records.

e)	Warranty Deed from Louise B. Willard to The Maples Corporation, dated and recorded October 26, 1906 in Volume 107 at Page 344 of the Greenwich Land Records.

Said restrictive covenants and agreements are modified by:

f)	The terms and provisions of an Agreement by and between “The Maples Corporation” and William E. Anthony, dated August 14, 1907 and recorded June 5, 1908 in Volume 117 at Page 102 of the Greenwich Land Records.

g)	The terms and provisions set forth in a certain Deed from Elias C. Benedict to William E. Anthony, dated September 20, 1907 and recorded June 5, 1908 in Volume 117 at Page 104 of the Greenwich Land Records.

h)	Agreements in Volume 732 at Pages 120 and 124 of the Greenwich Land Records, and a Judgment of Superior Court for Fairfield County at Bridgeport dated November 30, 1967 in Docket #131187, and recorded in Volume 766 at Page 596 of the Greenwich Land Records.
4.	Agreement by and between Jeannette S. Foster et als. And William S. Meany, dated December 10, 1923 and recorded January 8, 1924 in Volume 203 at Page 438 of the Greenwich Land Records.
5.	Grant from Harriet W. R. Leech to The Connecticut Light and Power Company, dated February 5, 1927 and recorded February 25, 1927 in Volume 238 at Page 61 of the Greenwich Land Records.
6.	Grant from Dorothy M. Lindstedt to The Connecticut Light and Power Company, dated February 12, 1927 and recorded February 25, 1927 in Volume 238 at Page 63 of the Greenwich Land Records.
7.	Grant from Abigail B. Schirmer to The Connecticut Light and Power Company, dated February 11, 1927 and recorded February 25, 1927 in Volume 238 at Page 65 of the Greenwich Land Records.
8.	Grant from Lillian K. Thornton to The Connecticut Light and Power Company, dated February 11, 1927 and recorded February 25, 1967 in Volume 238 at Page 66 of the Greenwich Land Records.
9.	Variance as set forth in Appeal No. 6071 by the Planning and Zoning Board of Appeals, dated and recorded June 5, 1978 in Volume 1076 at Page 75 of the Greenwich Land Records.
10.	Variance as set forth in Appeal No. 6716 by the Planning and Zoning Board of Appeals, recorded December 30, 1983 in Volume 1360 at Page 173 of the Greenwich Land Records.
11.	Rights of 6 Benedict Place, LLC as set forth in a Warranty Deed from UST Inc. to 6 Benedict Place, LLC, dated August 26, 1999 and recorded August 30, 1999 in Volume 3324 at Page 79 of the Greenwich Land Records.
12.	Rights of 21-25 Field Point Realty LLC as set forth in a Warranty Deed from UST Enterprises, Inc. to 21-25 Field Point Realty LLC dated March 27, 1998 and recorded in Volume 3055 at Page 14 of the Greenwich Land Records.
13.	Mortgage Deed from 100 West Putnam Avenue Corporation to Metropolitan Life Insurance

Company, principal sum $4,600,000.00 dated April 30, 1970 and recorded April 30, 1970 in Volume 798 at Page 629 of the Greenwich Land Records.

EXHIBIT H
Environmental Reports and Studies
Phase I Environmental Site Assessment Report, dated October 23, 2006 prepared by URS Corporation AES, 500 Enterprise Drive, Suite 3B Rocky Hill, Connecticut 06067.

H-1

PHASE I
ENVIRONMENTAL SITE ASSESSMENT
UST INC.
100 WEST PUTNAM AVENUE
GREENWICH, CONNECTICUT
Prepared for:
Gerard T. Smith
URS Project No.: 36936859.00001
October 23, 2006
URS Corporation AES
500 Enterprise Drive, Suite 3B
Rocky Hill, Connecticut 06067

Phase I Environmental Site Assessment		100 West Putnam Avenue, Greenwich, CT
URS Corporation AES	i	October 20, 2006

5.5 CITY DIRECTORY ABSTRACT	17
6.0 REGULATORY AGENCY REVIEW	18
6.1 ENVIRONMENTAL DATABASES REVIEW	18
6.2 REGULATORY AGENCY CONTACT	22
7.0 CONCLUSIONS	23
7.1 ON-SITE RECOGNIZED ENVIRONMENTAL CONDITIONS	23
7.2 OFF-SITE RECOGNIZED ENVIRONMENTAL CONDITIONS	24
8.0 REFERENCES	26
FIGURES
Figure 1 — Site Location Map
Figure 2 — Site Layout Map
APPENDICES
Appendix A — Curricula Vitae of URS Personnel
Appendix B — Site Photographs
Appendix C — Assessor’s and Fire Department’s Information
Appendix D — Aerial Photographs
Appendix E — Sanborn Maps
Appendix F — Historic Topographic Maps
Appendix G — City Directory Abstract
Appendix H — EDR Report

Phase I Environmental Site Assessment		100 West Putnam Avenue, Greenwich, CT
URS Corporation AES	ii	October 20, 2006

EXECUTIVE SUMMARY
This report presents the results of URS Corporation AES (URS)’ Phase I Environmental Site Assessment (Phase I ESA) of the property at 100 West Putnam Avenue (the “Site” or “subject property”) in Greenwich, Connecticut. The Phase I ESA was conducted to identify if Recognized Environmental Conditions (RECs) are present at the subject property. The Phase I ESA was conducted in accordance with the methods and procedures described in the American Society for Testing and Materials (ASTM) “Standard Practice for Site Assessments: Phase I Environmental Site Assessment Process” (E 1527-00 as currently amended). The Phase I ESA was conducted pursuant to, and in accordance with, URS’ October 13, 2006 Proposal HAR-148-1411.
The Site consists of 2.743-acres currently improved with four multi-story buildings used for office space. The main structure at the Site (Building 1 and Building 2) consists of approximately 260,500 square feet and houses UST Inc. There is a small museum near the entrance to the property and an additional residential/commercial building (17 Field Point Road) on the property. The remainder of the subject property is covered with asphalt paving, landscaping and manicured lawn. Properties adjacent to the Site are primarily used for commercial purposes.
URS observed two recognized environmental conditions (RECs) at the subject property during the Site reconnaissance.
•	A small area of staining caused by a leaking gasket from a natural gas garage generator. The garage generator was not located within an area capable of containing spills or overfills, or the contents of the generator if a release were to occur.

•	The release of approximately one-gallon of PCB oil from a former transformer replacement that was cleaned by the utility company is considered a historical REC.
URS observed the following Area of Concern (AOC) at the subject property during the Site reconnaissance.

Phase I Environmental Site Assessment		100 West Putnam Avenue, Greenwich, CT
URS Corporation AES	i	October 20, 2006

•	Hazardous substances and petroleum products used in servicing HVAC equipment are stored on the property until used by contractors. No visible evidence of spills or releases were observed on the storage surface immediately surrounding the containers. However, the containers were not stored on a secondary containment device.
Based on the data presented in the EDR report, proximity, and the hydrogeologic location of the EDR listed sites relative to the subject property, the following former properties of potential RECs were identified. Although the establishments are no longer in business, the potential for these properties to have created a REC exists:
•	Greenwich Cadillac Olds, Inc., located at 53 West Putnam Avenue, was identified in the RCRA-SQG and CT manifest databases.

•	Grassi Oldsmobile-Cadillac, Inc., located at 53 West Putnam Avenue, was identified in the SDADB, UST and CT manifest databases.

•	Bestever Valet, Inc., located at 69 Greenwich Avenue, was identified in the RCRA-SQG list database. However, Bestever Cleaners is present at that location.

•	Hilltop Texaco, located at 69 West Putnam Avenue, was identified in the CT manifest database.

•	Sunoco Service Station, located at 23 West Putnam Avenue, was identified in the RCRA-SQG and UST databases.
Based on the results of the Phase I ESA, URS recommends the following activities regarding the identified RECs and AOCs:
•	Best management practices should be used to contain potential spills that may occur in the storage area for the 5-gallon containers. The size of the containment system should be 150

Phase I Environmental Site Assessment		100 West Putnam Avenue, Greenwich, CT
URS Corporation AES	ii	October 20, 2006

percent of the amount of the stored material.

•	The garage generator should be equipped with a drip pan capable of containing the contents of the lubrication system in the event of a release.

Phase I Environmental Site Assessment		100 West Putnam Avenue, Greenwich, CT
URS Corporation AES	iii	October 20, 2006

1.0 INTRODUCTION
URS Corporation AES (URS) conducted a Phase I Environmental Site Assessment (Phase I ESA) of the property located at 100 West Putnam Avenue, Greenwich, Connecticut (the “Site” or “subject property”). The Phase I ESA was conducted to identify if Recognized Environmental Conditions (RECs) are present at the subject property. The Phase I ESA was conducted in general accordance with the methods and procedures described in the American Society for Testing and Materials (ASTM) “Standard Practice for Site Assessments: Phase I Environmental Site Assessment Process” (E 1527-00 as currently amended). The Phase I ESA was conducted pursuant to, and in accordance with, URS’ October 13, 2006 Proposal HAR-148-1411. The Phase I ESA’s objectives, scope and limitations are presented in the following sections.
1.1 OBJECTIVE
The objective of URS’ Phase I ESA was to determine if RECs are present that may impact the subject property. ASTM E 1527-00 defines a REC as:
“The presence or likely presence of any hazardous substances or petroleum products on a property under conditions that indicate an existing release, a past release, or a material threat of a release of any hazardous substances or petroleum products into structures on the property or into the ground, groundwater or surface water of the property. The term includes hazardous substances or petroleum products even under conditions in compliance with laws. The term is not intended to include de minimis conditions that generally do not present a material risk of harm to public health or the environment and that generally would not be the subject of an enforcement action if brought to the attention of appropriate governmental agencies.”

Phase I Environmental Site Assessment		100 West Putnam Avenue, Greenwich, CT
URS Corporation AES	1	October 20, 2006

1.2 SCOPE OF WORK
The Scope of Work for the Phase I ESA consisted of an inspection of the subject property and nearby area, review of readily available regulatory information concerning the subject property and other nearby properties of environmental concern, interviews with persons familiar with the history of the subject property, and preparation of a report detailing URS’ results and conclusions. This assessment was prepared in general conformance with the methods and procedures described in ASTM Standard E 1527-00. Curricula vitae for URS personnel involved in the preparation of this report are presented in Appendix A.
1.3 LIMITING CONDITIONS
URS’ Site inspection included a walking inspection of the site and surrounding and adjacent properties, including those properties identified in the environmental database search. No conditions were encountered during the performance of the Phase I ESA that might limit URS’ ability to complete the scope of work.
1.4 LIMITATIONS OF THE ASSESSMENT
The Phase I ESA was prepared in general accordance with the methods and procedures described in the ASTM “Standard Practice for Site Assessments: Phase I Environmental Site Assessment Process” (E 1527-00 as currently amended). The work conducted by URS is limited to the services agreed to with Mr. Gerard Smith of UST Inc., and no other services beyond those explicitly stated should be inferred or are implied.
URS’ Phase I ESA is limited to: visual observations of Site conditions on the day inspected; review of readily available and relevant data; and, statements made and information provided by the client, his agents, outside parties, and regulatory agencies. URS has exercised due and customary care in the conduct of its assessment, but in cases where it was not reasonably ascertainable, information provided by others was not independently verified. The Phase I ESA is a limited and non-exhaustive

Phase I Environmental Site Assessment		100 West Putnam Avenue, Greenwich, CT
URS Corporation AES	2	October 20, 2006

survey that is intended to evaluate whether readily available information indicates that the historic or current use of the subject property resulted in contamination by hazardous substances or waste. As a result, without a comprehensive sampling and analysis program or implementation of services beyond the original scope of work, certain conditions, including, but not limited to those summarized below, may not be revealed:
•	Naturally occurring toxic substances or elements found in the subsurface soils, rocks, or water;

•	Toxic substances commonly found in current habitable environments, such as stored household products, building materials, and consumables;

•	Biological or infectious agents and pathogens;

•	Contaminant plumes (liquid or gaseous) below the surface from a remote or unknown source;

•	Contaminants or conditions that do not violate current regulatory standards, but may violate such standards in the future; and,

•	Unknown, unreported, and not readily visible site contamination.
This report has been prepared for UST Inc. and it should be emphasized that conditions at the subject property can change over time. The use of this report by third parties shall be at their own risk. This report is intended to be used in its entirety, and no excerpts may be taken to be representative of the findings of this assessment.

Phase I Environmental Site Assessment		100 West Putnam Avenue, Greenwich, CT
URS Corporation AES	3	October 20, 2006

2.0 SITE DESCRIPTION
Information concerning the subject property was obtained from an interview with Mr. Gerard Smith and Mr. Karl Boldt, of UST Inc., and a site inspection conducted by Ms. Alicia Sidlik of URS on October 17, 2006. Additional information was obtained from a review of the documents referenced in this report.
2.1 PHYSICAL LOCATION AND DESCRIPTION OF PROPERTY
According to the Assessor’s card, the subject property is located at 100 West Putnam Avenue in a mixed use area of the Town of Greenwich, Connecticut. The Site is bordered to the west and southwest by Field Point Road; to the north and northwest by West Putnam Avenue; to the east by Benedict Place and further east by a residential building. The Site is 2.743-acres in size and improved with an approximately 270,000 square-feet, four multi-story buildings used to house the offices of UST Inc. According to information collected during the Site reconnaissance, the main building was constructed in 1970 and with the expansion in 1980 the building consists of approximately 260,500 square feet. A Site Location Map and Site Layout Map of the subject property are presented as Figures 1 and 2, respectively.
2.2 ENVIRONMENTAL SETTING
Environmental characteristics including topography, geology and hydrogeology were evaluated based on Site observations, published literature and maps.
2.2.1 Topography
According to the United States Geological Survey (USGS) Glenville, Connecticut, 7.5-minute series quadrangle map (1960, Photo revised 1971), the subject property is located at an approximate elevation of 125 feet above mean sea level. The Site is relatively flat with a downward topographical

Phase I Environmental Site Assessment		100 West Putnam Avenue, Greenwich, CT
URS Corporation AES	4	October 20, 2006

gradient southwest towards Field Point Road. The general topography of the surrounding properties slopes in the same direction.
2.2.2 Geology/Hydrogeology
According to the Surficial Materials Map of Connecticut (Stone, et al., 1992), surficial materials at the subject property consist of thin till. Areas of thin till are areas where till is generally less than 10 to 15 feet thick and include areas of bedrock outcrop where till is absent. The surficial materials consist of predominantly upper till; are loose to moderately compacted; generally sandy, and are commonly stony. Two facies are present in some places; a looser, coarse-grained ablation facies, melted out from supraglacial position; and a more compact finer-grained lodgement facies deposited subglacially. In general, both facies of upper till derived from the red Mesozoic sedimentary rocks of the central lowland of Connecticut are finer-grained, more compact, less stony and have fewer surface boulders than upper till derived from crystalline rocks of the eastern and western highlands. According to the Bedrock Geologic Map of Connecticut (Rodgers, 1985), bedrock beneath the unconsolidated sediments is the Golden Hill Schist. The bedrock is described as gray to silvery, medium- to coarse-grained schist and granofels.
According to the Connecticut Department of Environmental Protection (CT DEP) Environmental GIS DATA for Connecticut, 2005 Edition, groundwater at the subject property is classified as GA. Groundwater classified as GA groundwater is presumed to be, at a minimum, suitable for drinking or other domestic uses without treatment.
Based on observations of the general topography of the Site and surrounding properties, shallow groundwater flow at the Site likely flows north to southwest toward Horseneck Brook
2.2.3 Soils
According to the Soil Survey of Fairfield County, soils at the subject property are classified as Urban land. This map unit consists of land where more than 85 percent of the surface is covered by

Phase I Environmental Site Assessment		100 West Putnam Avenue, Greenwich, CT
URS Corporation AES	5	October 20, 2006

streets, parking lots, buildings, and other structures. The areas are mostly in densely populated regions of the county, and they are mostly 5 to 30 acres.
Most of the original soils underlaying Urban land have been altered by excavating or have been covered with fill material. Included with this map unit in mapping are small, intermingled areas of Urorthents. Included areas make up to 10 percent of this map unit. This unit requires on-site investigation and evaluation of most uses.
2.2.4 Surface Water
According to the USGS topographic map, the nearest surface water body is Horseneck Brook located approximately 1,200 feet to the west of the Site. According to the CT DEP Environmental GIS DATA for Connecticut, 2005 Edition, the surface water quality of Horseneck Brook is Class B/A. Class B surface water is designated for habitat for fish and other aquatic life and wildlife; recreation; navigation; and industrial and agricultural water supply. In this case, the surface water has a goal of Class A. Reaching this goal would designate the surface waters as existing or proposed drinking water supplies; habitat for fish and other aquatic life and wildlife; recreation; navigation; and industrial and agricultural water supply.
2.2.5 Wetland Area
No wetlands were observed on the subject property.

Phase I Environmental Site Assessment		100 West Putnam Avenue, Greenwich, CT
URS Corporation AES	6	October 20, 2006

3.0 SITE INSPECTION
Ms. Alicia Sidlik of URS conducted an inspection of the subject property on October 17, 2006. Mr. Gerard Smith and Karl Boldt, of UST Inc., accompanied URS during the inspection. URS’ inspection included a walking inspection of the interior and exterior portions of the Site. Photographs of the subject property were not taken due to a malfunction of the digital camera. The subject property was revisited on October 19, 2006 and photographs of the property were taken. A photographic log is included in Appendix B.
3.1 CURRENT USES OF THE PROPERTY
Currently, the Site is improved with multi-story buildings with approximately 270,000 square-foot office space occupied by UST Inc. The remainder of the Site is covered with asphalt paved parking areas, landscaping and manicured lawn.
3.2 EXTERIOR AND INTERIOR SITE OBSERVATIONS
The subject property is currently developed with an approximately 260,500 square-foot four-story commercial building originally constructed in 1970 that was expanded in 1980. Two additional structures are located on the property; a small museum near the entrance to the property used as office space (2,700 square-feet) and a residential/commercial building (17 Field Point Road - (6,600 square-feet).
The four-story building is constructed with a parking garage on the first floor with concrete, glass and fiberglass exterior walls. The 1970 building has a flat girder roof covered with rubber roofing material while the 1980 building is covered with recently installed asphaltic rolled roofing material. The interior of the building has been divided into administrative offices. The office areas are mixed carpet and tile with drop ceilings. The remainder of the subject property is covered with asphalt parking areas, landscaping and manicured lawn. Heating, ventilation and air conditioning is managed with rooftop units and natural gas-fired boilers.

Phase I Environmental Site Assessment		100 West Putnam Avenue, Greenwich, CT
URS Corporation AES	7	October 20, 2006

3.2.1 Hazardous Substances and Oil
URS observed small amounts of hazardous substances stored on the property. These substances consisted of two 5-gallon containers of dichlorotrifluoroethene, three 5-gallon containers of glycol and two large and two small cylinders of halon. Stored substances are taken off-site by contractors who service equipment in the buildings. Batteries and ballasts used on-site are stored outside the office building on the loading dock in the garage area. The universal wastes are removed and recycled by WERecycle.
3.2.2 Hazardous and Special Regulated Waste Generation
No hazardous or special regulated waste is generated at the Site. The Site was not identified as a Resource Conservation and Recovery Act (RCRA) generator of hazardous wastes in the Environmental Data Resources (EDR) report.
3.2.3 Underground/Aboveground Storage Tanks
URS did not observe underground or above ground storage tanks (USTs or ASTs) or evidence of USTs or ASTs during the Site visit. According to the Mr. Gerard Smith the property is serviced by natural gas and electric.
3.2.4 Drums and Containers
URS observed two 5-gallon containers of dichlorotrifluoroethene, three 5-gallon containers of glycol and two large and two small cylinders of halon. No evidence of spills or releases on the surface around the containers was observed.

Phase I Environmental Site Assessment		100 West Putnam Avenue, Greenwich, CT
URS Corporation AES	8	October 20, 2006

3.2.5 Polychlorinated Biphenyls (PCB)-Containing Equipment
No PCB-containing equipment was observed on the Site. Electrical power is supplied to the Site by underground utilities. URS did not observe any transformers at the Site. Given the date of construction (1970) it is possible fluorescent light ballasts used during the original construction, if still present, may contain PCBs.
During the replacement of a 200 parts per million (ppm) PCB transformer on February 23, 1995, an estimated amount of one gallon of oil was spilled onto the floor of the concrete subgrade vault. This area was triple washed by the utility company. Reportedly, the replacement transformers do not contain PCB oil.
3.2.6 Solid Waste Generation
Solid waste generated at the Site is typical for the Site activity. There are two trash dumpsters located at the Site which are located in the northwestern corner of the Site. One is used for general trash while the other is used for cardboard only.
3.2.7 Air Emission Sources
URS did not observe any air emission sources at the subject property.
3.2.8 Drains and Sumps
Except for the floor drain in the kitchen, URS did not observe any floor drains at the Site. A sump pump located in Level D in Building 2 parking garage collects stormwater and discharges to Town storm drains.
Storm drains were observed in the paved driveway and parking area on the west and south sides of the site building. The storm drain flows to the municipal storm sewer.

Phase I Environmental Site Assessment		100 West Putnam Avenue, Greenwich, CT
URS Corporation AES	9	October 20, 2006

3.2.9 Sanitary and Industrial Wastewater Discharges
According to Mr. Boldt, the Site and surrounding properties are connected to municipal sewer. Sanitary wastewater discharged from the Site flows to the sanitary sewer.
3.2.10 Wells
No wells were observed at the subject property during the site reconnaissance. Mr. Boldt had no knowledge of any wells located on the Site.
3.2.11 Asbestos Containing Materials
URS did not observe any suspect asbestos containing materials (ACMs) during the Site visit. An asbestos survey was conducted around 1996. The roof on Building 2 was replaced in 2006. There is no asbestos-containing material (ACM) in Building 2. Reportedly, most ACM has been removed from Building 1.
3.2.12 Pits, Ponds and Lagoons
No pits ponds or lagoons were observed on the Site.
3.2.13 Other Physical Evidence of Contamination
No other physical evidence of contamination was observed at the subject property during the Site inspection.

Phase I Environmental Site Assessment		100 West Putnam Avenue, Greenwich, CT
URS Corporation AES	10	October 20, 2006

3.2.14 Emergency Generators
An emergency generator is located in the garage of Building 1. There was a small area of staining from a leaking gasket on this generator.
3.2.15 Other Environmental Concerns
According to FIRM Map 090008 0010 B, the Site is not located in an area which is classified as a flood zone.

Phase I Environmental Site Assessment		100 West Putnam Avenue, Greenwich, CT
URS Corporation AES	11	October 20, 2006

4.0 ADJOINING AND SURROUNDING LAND USE
URS performed a visual inspection of readily visible areas of adjacent properties. The following description of the current uses of adjoining properties and surrounding properties of potential environmental concern is based on URS’ observations on the date of the inspection.
4.1 CURRENT USES OF ADJOINING PROPERTIES
The subject property is located in an area consisting primarily of residential/commercial use properties. The adjoining property to the northeast is developed as an office and shopping mall. The property is bound to the east by Benedict Place. Across West Putnam Avenue to the west is the Greenwich Library. The adjoining properties to the south are residential/commercial.
4.2 SURROUNDING PROPERTIES OF POTENTIAL ENVIRONMENTAL CONCERN
Based on the Site inspection, surrounding former properties present an REC to the subject property. Although the establishments are no longer in business, the potential for these properties to have created a REC exists:
•	Hilltop Texaco, located at 69 West Putnam Avenue, is identified in the CT Manifest database. According to the database, United Industrial Service doing business as Advanced Liquid Recovery transported waste on October 5, 1992 under manifest CT F006 7350. The nature and quantity of the waste was not listed in the EDR report.

•	Grassi Oldsmobile — Cadillac, Inc. is identified in the UST, CT property and SDADB databases. According to the UST database, a 500-gallon UST was previously used for gasoline and has been permanently closed and removed from the site. The UST was installed in January 1971 and last used in October 1993. A second 500-gallon UST, installed in January 1993, has been permanently closed and removed from the site. Two 550-gallon

Phase I Environmental Site Assessment		100 West Putnam Avenue, Greenwich, CT
URS Corporation AES	12	October 20, 2006

USTs were previously used for diesel and have been permanently closed and removed from the site. The USTs were installed in January 1958 and removed in January 1980 and January 1984. A 2,000-gallon UST was previously used for gasoline and has been permanently closed and removed from the site. The UST was installed in January 1980 and last used in October 1993.

Four USTs are still in service on the property: two 550-gallon USTs (listed for other contents) were installed in January 1958; one 550-gallon UST, used for used oil, was installed in January 1958; and one 2,000-gallon UST, used for gasoline was installed in January 1980. All of these USTs are steel and are beyond their recommended life span (15 years).

•	Greenwich Cadillac Olds, Inc is identified in the RCRA-SQG, FINDS, CT Manifest and NY manifest databases. According to the CT manifest and NY manifest databases, non-listed ignitable wastes (D001) and glass were disposed on June 18, 1993. Greenwich Cadillac Olds, Inc. is listed as a small quantity generator of hazardous waste.
However, in accordance to the Policy On Up Gradient Contamination, dated August 28, 1998, it is the policy of the Connecticut Department of Environmental Protection that a down gradient property owner is not responsible for remediating groundwater contamination flowing onto his or her property from another site, as long as the contamination is present solely as a result of the off-site source(s).

Phase I Environmental Site Assessment		100 West Putnam Avenue, Greenwich, CT
URS Corporation AES	13	October 20, 2006

5.0 HISTORIC SITE AND SURROUNDING PROPERTY CONDITIONS
5.1 CURRENT AND PRIOR OWNERSHIP
Based on tax assessment records obtained from the Town of Greenwich Assessor’s office, the subject property is currently owned by UST Inc., which purchased the Site in 1970. Prior to the construction of the office building, the property was used by the Mead Elkanah Agency, Inc. and John P. Kirwan and Son Real Estate. Since 1909 the property was used for residential dwellings. Ownership history of the residence was not researched. Copies of information obtained from the Assessor’s office are included in Appendix C.
5.2 AERIAL PHOTOGRAPHS
URS contracted with EDR to provide historical aerial photographs of the subject property. Historical aerial photographs for 1953, 1963, 1979, 1985 and 1994 were available subject site. The aerial photographs are summarized below. Copies of the aerial photographs are included as Appendix D.
1953	The subject property is developed with residential dwellings. The adjacent properties to the south, east and west have been developed and appear to be a mix of residential and commercial buildings.

1963	The subject property appears much the same as the 1953 photograph.

1979	The subject property is developed with a building. Adjacent properties to the north, south, east and west indicate additional development in the area.

1985	The subject property is developed with an additional building added to the Site. The adjacent properties to the north, south, east and west show additional development.

Phase I Environmental Site Assessment		100 West Putnam Avenue, Greenwich, CT
URS Corporation AES	14	October 20, 2006

1994	The subject property is developed as observed during the Site reconnaissance. The adjacent properties to the north, south, east and west appear the same as in the 1985 photograph.
5.3 SANBORN MAPS
URS contracted with EDR to provide Sanborn Maps from their internal collection. Sanborn Maps available for the subject property included the years 1906, 1912, 1920, 1950, 1990 and 1992 through 1996. Copies of the Sanborn Maps are included as Appendix E.
1906	The subject property occupied by one building which is shown as “The Annex”. This building is part of “The Maples which is a boarding house.

1912	The subject property remains occupied by “The Maples Annex” with several dwellings on the southern portion of the property. Benedict Place is shown as a new street to the north of the property.

1920	The subject property is similar to the 1912 map. Adjacent adjoining properties appear to remain unchanged from the 1912 map.

1950	The subject property is similar to the 1920 map. Three new small office buildings are located on the west side of the subject property near the junction of West Putnam Avenue and Field Point Road. Adjacent adjoining properties appear to remain unchanged from the 1920 map.

1990	The subject property is shown with a large office building on the eastern portion. The “museum” building which was one of the three new buildings shown on the 1950 map still remains. Adjacent adjoining properties appear to remain unchanged from the 1950 map. There is one new building to the south of the large office building on the adjacent property.

1992	The subject property is similar to the 1990 map. Adjacent adjoining properties appear to remain unchanged from the 1990 map.

Phase I Environmental Site Assessment		100 West Putnam Avenue, Greenwich, CT
URS Corporation AES	15	October 20, 2006

1993	The subject property is similar to the 1992 map. Adjacent adjoining properties appear to remain unchanged from the 1992 map.

1994	The subject property is similar to the 1993 map. Adjacent adjoining properties appear to remain unchanged from the 1993 map.

1995	The subject property is similar to the 1994 map. Adjacent adjoining properties appear to remain unchanged from the 1994 map.

1996	The subject property is similar to the 1995 map. Adjacent adjoining properties appear to remain unchanged from the 1995 map.
5.4 HISTORICAL TOPOGRAPHIC MAPS
URS contracted with EDR to provide historical topographic maps for the subject property. Historical topographic maps were available for 1899, 1947, 1960 and 1971. The historical topographic maps are summarized below and included in Appendix F.
1899	The subject property and the surrounding area to the northeast are lightly developed on the 1899 topographic map. The adjacent properties to the south and northwest are undeveloped.

1947	The subject property remains lightly developed. The adjacent properties show significant changes from the 1899 topographic map. Greenwich High School is present to the south of the subject property and a significant amount of structures are in the surrounding area.

1960	The subject property remains lightly developed and the surrounding area is shown as urban development.

Phase I Environmental Site Assessment		100 West Putnam Avenue, Greenwich, CT
URS Corporation AES	16	October 20, 2006

1971	The subject property is similar to the 1960 map; however Benedict Place and Lewis Street are now present to the east. Adjacent adjoining properties appear to remain unchanged from the 1960 topographic map.
5.5 CITY DIRECTORY ABSTRACT
URS contracted with EDR to provide a City Directory Abstract for the subject property. The subject property address was not identified in the City Directory Abstract until 1961 when it was identified as The Mead Elkanah Agency Inc. and John P. Kirwan & Son Real Estate. In 1971 the subject property housed U. S. Tobacco Company, the Junior League of Greenwich Connecticut Inc and the Community Answers Association. In 1980 the subject property continued to house the U. S. Tobacco Company and corporate offices. The City Directory for 1991 indicates that the U. S. Tobacco Company and U. S. T. Marketing Communications occupy the property. Adjoining properties identified in the City Directory Abstract include undeveloped and mixed commercial. According to the City Directory, as of 1961, the Greenwich Town Library is listed as 101 West Putnam Avenue. The Greenwich Exxon Service Center Inc. is listed at 111 West Putnam Avenue since 1980. In addition to the Exxon Service Center, in 1991 the City Directory lists Fitzsimmons Automotive, Greenwich Automotive Service, Inc. and Hub Mobile Services, Inc. at the 111 West Putnam Avenue address. A copy of the City Directory Abstract is included as Appendix G.

Phase I Environmental Site Assessment		100 West Putnam Avenue, Greenwich, CT
URS Corporation AES	17	October 20, 2006

6.0 REGULATORY AGENCY REVIEW
6.1 ENVIRONMENTAL DATABASES REVIEW
URS reviewed information gathered from several environmental databases by EDR to evaluate whether activities on, or near, the subject property have the potential to create a REC on the subject property. EDR reviews databases compiled by federal, state, and local governmental agencies. The complete list of databases reviewed by EDR is provided in EDR’s report dated October 13, 2006 and is included as Appendix H. It should be noted that this information is reported as URS received it from EDR, which in turn reports information as it is provided in various government databases. It is not possible for either URS or EDR to verify the accuracy or completeness of information contained in these databases. However, the use of and reliance on this information is a generally accepted practice in the conduct of environmental due diligence.
The databases searched and the information obtained is summarized in the table below:

			Number
Type of		Search	of Sites
Database	Description of Database/Effective Date Reported	Radius	Identified

NPL	The National Priorities List (NPL) identifies uncontrolled or abandoned hazardous waste sites. To appear on the NPL, sites must have met or surpassed a predetermined hazard ranking system score, been chosen as a state’s top priority site, pose a significant health or environmental threat, or be a site where the EPA has determined that remedial action is more cost-effective than removal action. Effective Date: 7/06.	1 mile	0

Proposed NPL	Proposed NPL sites Effective Date: 7/06.	1 mile	0

CERCLIS	The Comprehensive Environmental Response, Compensation, and Liability Information System (CERCLIS) database identifies hazardous waste sites that require investigation and possible remedial action to mitigate potential negative impacts on human health or the environment. Effective Date: 6/06.	1/2 mile	0

CERCLIS-NFRAP	The CERCLIS “No Further Remedial Action Planned” database identifies sites removed from CERCLIS. NFRAP sites may be sites where, following an initial investigation, no contamination was found, contamination was removed quickly without the need for the site to be placed on the NPL, or the contamination was not serious enough to require Federal Superfund action or NPL consideration. This is part of the Brownfields Redevelopment Program, begun in 1995. Effective Date: 7/06.	1/2 mile	0

Phase I Environmental Site Assessment		100 West Putnam Avenue, Greenwich, CT
URS Corporation AES	18	October 20, 2006

			Number
Type of		Search	of Sites
Database	Description of Database/Effective Date Reported	Radius	Identified

RCRA TSDs	Sites which generate, transport, store, treat, and/or dispose (TSD) of hazardous waste as defined by the Resource Conservation & Recover Act (RCRA). Effective Date: 6/06.	1/2 mile	0

RCRA Generators	RCRA-regulated hazardous waste generator notifiers list; both Large and Small Quantity Generators are included in this list. Effective Date: 6/06.	1/4mile	9

RCRA CORRACTS	Hazardous Waste handlers with RCRA corrective action activity. Effective Date: 3/06.	1 mile	0

MANIFEST	Connecticut Department of Environmental Protection’s Hazardous Waste Manifest Data (Manifest) is a list of hazardous waste manifest data. Effective Date: 12/04.	1/4 mile	12

FINDS	EPA’s Facility Index System/Facility Registry System (FINDS) is a list of information and pointers to other sources that contain mores detail. Effective Date: 7/06.	Target Property	TP

SHWS	State Inventory of Hazardous Waste Disposal Sites (SHWS) Effective Date: 8/06.	1 mile	0

SDADB	State Site Discovery and Assessment Database (SDABD) lists sites reported to the Permitting Enforcement and Remediation Division where it is suspected that hazardous waste may have been disposed, or sites eligible for SHWS Effective Date: 8/06.	1/2 mile	18

CT PROPERTY	State Property Transfer Filings of hazardous waste establishments (e.g., generators) sold to another owner. Effective Date: 8/06.	Target Property	0

SWF/LS	State inventory of solid waste disposal facilities, landfills, and transfer stations. Effective Date: 8/06.	1 mile	0

LUST	List of information pertaining to reported leaking storage tank incidents. Effective Date: 9/06.	1/2 mile	32

UST	State storage tank sites listing includes both aboveground and underground petroleum bulk storage and chemical bulk storage tanks. Effective Date: 7/06.	1/4 mile	7

SWRCY	Recycling facilities. Effective Date: 8/06.	1/2 mile	0

CT LWDS	State Leachate and Wastewater Discharge Sites includes surface and groundwater discharges that were 1) permitted, 2) historic and now defunct, or 3) accidental spills, leaks or discharges of liquid or solid waste. Effective Date: 9/99.	1 mile	3

SPILLS	State Oil and Chemical Spill Database. Effective Date: 8/06.	Target Property	0

VCP	Voluntary Remediation Sites Effective Date: 8/06.	1/2 mile	1

CONSENT	Major legal settlements that establish responsibility and standards for cleanup at NPL (superfund) sites. Released periodically by U.S. District Courts after settlement by parties to litigation matters. Effective Date: 12/04.	1 mile	0

RODS	Record of Decision. ROD documents mandate a permanent remedy at an NPL (superfund) site containing technical and health information to aid the cleanup. Effective Date: 7/06.	1 mile	0
The subject property was not identified in the databases searched by EDR. There was a release of

Phase I Environmental Site Assessment		100 West Putnam Avenue, Greenwich, CT
URS Corporation AES	19	October 20, 2006

approximately one gallon of oil from a PCB-transformer. The Connecticut Department of Environmental Protection (CT DEP) was notified for a variance, but none was reportedly necessary.
The following former adjacent and immediately surrounding properties were identified in the EDR report. Although the establishments are no longer in business, the potential for these properties to have created a REC exists:
•	Hilltop Texaco, located at 69 West Putnam Avenue, is identified in the CT Manifest database. According to the database, United Industrial Service doing business as Advanced Liquid Recovery transported waste on October 5, 1992 under manifest CT F006 7350. The nature and quantity of the waste was not listed in the EDR report.

•	Grassi Oldsmobile — Cadillac, Inc. is identified in the UST, CT property and SDADB databases. According to the UST database, a 500-gallon UST was previously used for gasoline and has been permanently closed and removed from the site. The UST was installed in January 1971 and last used in October 1993. A second 500-gallon UST, installed in January 1993, has been permanently closed and removed from the site. Two 550-gallon USTs were previously used for diesel and have been permanently closed and removed from the site. The USTs were installed in January 1958 and removed in January 1980 and January 1984. A 2,000-gallon UST was previously used for gasoline and has been permanently closed and removed from the site. The UST was installed in January 1980 and last used in October 1993.

Four USTs are still in service on the property: two 550-gallon USTs (listed for other contents) were installed in January 1958; one 550-gallon UST, used for used oil, was installed in January 1958; and one 2,000-gallon UST, used for gasoline was installed in January 1980. All of these USTs are steel and are beyond their recommended life span (15 years).

•	Greenwich Cadillac Olds, Inc is identified in the RCRA-SQG, FINDS, CT Manifest and NY manifest

Phase I Environmental Site Assessment		100 West Putnam Avenue, Greenwich, CT
URS Corporation AES	20	October 20, 2006

databases. According to the CT manifest and NY manifest databases, non-listed ignitable wastes (D001) and glass were disposed on June 18, 1993. Greenwich Cadillac Olds, Inc. is listed as a small quantity generator of hazardous waste.
Based on the data presented in the EDR report, proximity, and the hydrogeologic location of the EDR listed sites relative to the subject property, the following former properties of potential environmental concern were identified. . Although the establishments are no longer in business, the potential for these properties to have created a REC exists:
•	Greenwich Cadillac Olds, Inc., located at 53 West Putnam Avenue, was identified in the RCRA-SQG and CT manifest databases.

•	Grassi Oldsmobile-Cadillac, Inc., located at 53 West Putnam Avenue, was identified in the SDADB, UST and CT manifest databases.

•	Bestever Valet, Inc., located at 69 Greenwich Avenue, was identified in the RCRA-SQG list database. However, Bestever Cleaners is present at that location.

•	Hilltop Texaco, located at 69 West Putnam Avenue, was identified in the CT manifest database.

•	Sunoco Service Station, located at 23 West Putnam Avenue, was identified in the RCRA-SQG and UST databases.
Although the above sites have the potential to have created a REC on the subject property, in accordance with the CT DEP Policy on Upgradient Contamination, a downgradient property owner is not responsible for remediating groundwater contamination flowing onto his or her property from another site, as long as the contamination is present solely as a result of the off-site source(s).

Phase I Environmental Site Assessment		100 West Putnam Avenue, Greenwich, CT
URS Corporation AES	21	October 20, 2006

6.2 REGULATORY AGENCY CONTACT
During the performance of an environmental assessment, federal, state and local regulatory agencies having jurisdiction over the subject property are contacted to determine the following information: the status of relevant environmental permits; whether there have been any violations, or other similar correspondence from such agencies; whether any corrective action or remediation is planned, currently taking place, or has been completed at the subject property; whether there have been any reported violations or complaints that the subject property is not in compliance with environmental laws, regulations, or standards, and whether the subject property is under investigation for such non-compliance; whether the subject property is listed on any of the regulatory databases; and whether there is any other pertinent documentation on file with such regulatory agencies regarding the subject property or surrounding sites of concern. Regulatory agencies contacted and a summary of the information obtained from these agencies is included in the following sections.
On October 17, 2006, URS contacted the Town of Greenwich Tax Assessor’s office, Building Department, Fire Marshall, Engineering Department and Clerk’s office to obtain information pertaining to the subject property. Copies of these documents are included in Appendix C.
According to the Assessor’s records, the subject property is 2.743-acres. The Assessor’s records indicate the subject property is owned by UST Inc. Personnel at the Engineers office stated that the Site and all surrounding properties are currently serviced with public water and municipal sewer and have been since buildings were constructed in this area. The Building Department had no records relating to the environmental quality of the Site. The Fire Marshal’s office was contacted and a request for information has been submitted. The response from the Greenwich Fire Department stated that the files show nothing on record for USTs, ASTs or spills for the subject property. UST Inc. took ownership of the site in 1970. Prior to that time the property was developed with residential dwellings. No other relevant information was obtained by this records review.

Phase I Environmental Site Assessment		100 West Putnam Avenue, Greenwich, CT
URS Corporation AES	22	October 20, 2006

7.0 CONCLUSIONS
URS has performed a Phase I ESA in conformance with the scope and limitations of the USEPA 30 Part 12 Standards and Practices for All Appropriate Inquiries and ASTM Practice E 1527-00 of the 2.743-acre parcel located at identified 100 West Putnam Avenue, Greenwich Connecticut. URS’ conclusions and recommendations are presented below.
7.1 ON-SITE RECOGNIZED ENVIRONMENTAL CONDITIONS
URS identified the following RECs at the subject property during the site reconnaissance.
•	A small area of staining caused by a leaking gasket from a natural gas garage generator. The garage generator was not located within an area capable of containing spills or overfills, or the contents of the generator if a release were to occur.

•	The release of approximately one-gallon of PCB oil from a former transformer that was cleaned by the utility company is considered a historical REC.
The following Areas of Concern (AOC) was observed during the site reconnaissance.
•	Hazardous substances and petroleum products used in servicing HVAC equipment are stored on the property until used by contractors who service equipment. No visible evidence of spills or releases was observed on the storage surface immediately surrounding the containers. However, the containers were not stored on a secondary containment device.
Based on the results of the Phase I ESA, URS recommends the following activities regarding the identified RECs and AOC:

Phase I Environmental Site Assessment		100 West Putnam Avenue, Greenwich, CT
URS Corporation AES	23	October 20, 2006

•	Best management practices should be used to contain potential spills that may occur in the storage area for the 5-gallon containers. The size of the containment system should be 150 percent of the amount of the stored material.

•	The garage generator should be equipped with a drip pan capable of containing the contents of the lubrication system in the event of a release.
7.2 OFF-SITE RECOGNIZED ENVIRONMENTAL CONDITIONS
URS identified the following former off-Site properties with the potential to create a REC at the subject property. The RECs are discussed in greater detail above in the report.
•	Greenwich Cadillac Olds, Inc., located at 53 West Putnam Avenue, was identified in the RCRA-SQG and CT manifest databases.

•	Grassi Oldsmobile-Cadillac, Inc., located at 53 West Putnam Avenue, was identified in the SDADB, UST and CT manifest databases.

•	Bestever Valet, Inc., located at 69 Greenwich Avenue, was identified in the RCRA-SQG list database.

•	Hilltop Texaco, located at 69 West Putnam Avenue, was identified in the CT manifest database.

•	Sunoco Service Station, located at 23 West Putnam Avenue, was identified in the RCRA-SQG and UST databases.
Although the above sites have the potential to have created a REC on the subject property, in accordance with the CT DEP Policy on Upgradient Contamination, a downgradient property owner is not responsible for remediating groundwater contamination flowing onto his or her property from

Phase I Environmental Site Assessment		100 West Putnam Avenue, Greenwich, CT
URS Corporation AES	24	October 20, 2006

another site, as long as the contamination is present solely as a result of the off-site source(s).

Phase I Environmental Site Assessment		100 West Putnam Avenue, Greenwich, CT
URS Corporation AES	25	October 20, 2006

8.0 REFERENCES
Interview: Mr. Gerard Smith and Karl Boldt, UST Inc. October 17, 2006.
Town of Greenwich Building Department, Assessors Office, Clerks Office, Engineers Office, reviewed October 17, 2006.
Environmental Data Resources EDR Historical Topographic Map Report, Inquiry No. 1775231.4, UST Inc., 100 West Putnam Avenue, Greenwich, CT. October 16, 2006
Environmental Data Resources EDR City Directory Abstract, Inquiry No. 1775231.6, UST Inc., 100 West Putnam Avenue, Greenwich, CT. September 13, 2006
Environmental Data Resources Radius Map, Inquiry No. 1775231.2s, UST Inc., 100 West Putnam Avenue, Greenwich, CT. October 13, 2006
Environmental Data Resources Sanborn Map Report, Inquiry No. 1775231.3s, UST Inc., 100 West Putnam Avenue, Greenwich, CT. October 13, 2006
Environmental Data Resources Aerial Photo Decade Package, Inquiry No. 1775231.5, UST Inc., 100 West Putnam Avenue, Greenwich, CT. October 13, 2006
Connecticut Department of Environmental Protection Environmental GIS Data for Connecticut, 2005 Edition.
Soil Survey of Fairfield County, Connecticut, United States Department of Agriculture, Soil Conservation Service, 1981.
Surficial Material Map of Connecticut, Stone, et al, State of Connecticut Department of Environmental Protection Geological and Natural History Survey, 1992.

Phase I Environmental Site Assessment		100 West Putnam Avenue, Greenwich, CT
URS Corporation AES	26	October 20, 2006

Bedrock Geologic Map of Connecticut, John Rodgers, United States Department of Interior, U.S. Geological Survey, 1985.
U.S. Geological Survey Map, 1961 (revised 1971), 7.5 Minute Topographic Map of Glenville, CT Quadrangle.

Phase I Environmental Site Assessment		100 West Putnam Avenue, Greenwich, CT
URS Corporation AES	27	October 20, 2006

EXHIBIT I
LEASE

J-1

LEASE

LANDLORD:

TENANT:	U.S.T., INC.

ADDRESS OF PREMISES:	100 West Putnam Avenue
	Greenwich, Connecticut

DATE OF LEASE:		,	2007

ii

Articles	Page

ARTICLE 26	20
Surrender of Premises	20
ARTICLE 27	20
Miscellaneous	20
SCHEDULES
A Description of Land

iii

     AGREEMENT OF LEASE made this ___day of                                         , 2007 between                                                             , a                                                               with offices at ___(hereinafter referred to as “Landlord”), and U.S.T., Inc., a Delaware corporation having its offices at 100 West Putnam Avenue, Greenwich, Connecticut 06830 (hereinafter referred to as “Tenant”).
W I T N E S S E T H:
ARTICLE 1
Basic Lease Provisions; Definitions

Section 1.01	Basic Lease Provisions.

(a)	DATE:	___, 2007

(b)	LANDLORD:

(c)	TENANT:	U.S.T. Inc.
	Address:	100 West Putnam Avenue
Greenwich, CT 06830
     (d) DEMISED PREMISES: The Land and Building located at, and known as 100 West Putnam Avenue and more particularly described in Section 2.01.
     (e) LEASE TERM: Approximately                      (___) months from the Commencement Date, as more particularly described in Section 2.02, subject to Tenant right to terminate set forth therein.
     (f) FIXED MINIMUM RENT: The sum set forth in Article 4.
     (g) PERMITTED USE: General office use and as more particularly described in Article 5.
     Section 1.02. Definitions. As used in this Lease, the following terms have the meanings set forth below:
(a) Building: As defined in Section 2.01
(b) Commencement Date: The day upon which the Lease commences, as provided in Section 2.02.
(c) Fixed Minimum Rent: As defined in Article 4

(d) Insurance Requirements: All terms of any insurance policy covering or applicable to the Demised Premises, the Building, Land or any part thereof, all requirements of the issuer of any such policy, and all orders, rules, regulations and other requirements of the National Board of Fire Underwriters or any other body exercising similar functions) applicable to or affecting the Demised Premises, the Building, Land or any part thereof, or any use or condition with respect thereto.
(e) Lease Term: As defined in Section 2.02
(f) Legal Requirements: All laws, statutes, codes, acts, ordinances, orders, judgments, decrees, injunctions, rules, regulations, permits, licenses, certificates of occupancy, authorizations, directions and requirements of and agreements with all government departments, commissions, boards, courts, authorities, agencies, officials and officers (collectively “Governmental Authority(ies)”, foreseen or unforeseen, ordinary or extraordinary, which now or at any time hereafter may be applicable to the Demised Premises or the Building or Land or any part thereof, or any of the adjoining sidewalks, streets or ways, or any use or condition of the Demised Premises or any part thereof.
(g) Rent: The term “Rent” shall include the Minimum Rent, Additional Rent and all other charges or payments which Tenant is or becomes obligated to make hereunder, including without limitation, monies owned Landlord as a result of any default by Tenant, or arising out of Landlord’s performance of any obligation of Tenant hereunder.
(h) Taxes: As defined in Section 22.01.
(i) “Utility Expenses”: As defined in Section 22.01.
(j) “Termination Date”: As defined in Section 2.02.
ARTICLE 2
Demised Premises, Term; Termination Right
     Section 2.01. Landlord hereby leases to Tenant and Tenant hereby hires from Landlord the land described in Exhibit A attached hereto and made a part thereof (the “Land”) together with all buildings thereon (collectively, “Building”), together with any related land, improvements, parking areas, driveways, sidewalks, easements, and utility services (hereinafter referred to in the aggregate as the “Demised Premises”).
     Section 2.02. The term of this Lease (“Term” or “Lease Term”) shall commence on the date of full Lease execution by both parties hereto (the “Commencement Date”) and end, unless sooner terminated, at 6:00 p.m. on                                         , 2007 (hereinafter referred to as the “Termination Date”), yielding and paying the Fixed Minimum Rent and Additional Rent hereinafter set forth, all on the covenants, conditions and agreements hereinbefore and hereinafter stated. Notwithstanding any contrary provision contained herein, Tenant shall have the option, at any time, to terminate this Lease upon thirty (30) days notice to be given prior the effective date of such termination.
ARTICLE 3
Condition of Demised Premises
     Section 3.01. It is understood and agreed that Tenant, having owned and occupied the Demised Premises prior to the Commencement Date, is familiar with the condition thereof and accepts the Demised Premises, the Land and interior of the Building in an “as is” condition.
     Section 3.02. It is expressly understood and agreed that all installations and improvements required or desirable in connection with Tenant’s occupancy of the Demised Premises shall be performed by Tenant, at the sole cost and expense of Tenant.
ARTICLE 4
Rent and Additional Rent
     Section 4.01. Tenant covenants and agrees to pay, in lawful money of the United States, annual Fixed Minimum Rent and Additional Rent, as follows:
     (a) Fixed minimum rent (the “Fixed Minimum Rent”) as follows: $10.00 applicable to the entire Lease Term, which sum shall be paid in advance on the Commencement Date.
     (b) Additional rent (the “Additional Rent”) consisting of all other sums of money as shall become due from and payable by Tenant to Landlord hereunder, including without limitation Taxes and Utility Expenses (for default in payment of which Landlord shall have the same remedies as for a default in payment of Fixed Minimum Rent).
     Section 4.02. Tenant covenants to pay the Fixed Minimum Rent, Additional Rent and any adjustments of rent as in this Lease provided, when due. Fixed Minimum Rent, Additional Rent, adjustment of rent and other charges which are past due shall bear interest, commencing thirty (30) days following their respective due dates until paid, at a rate equal to two (2%) percent above the Prime Rate or if such rate under the circumstances then prevailing shall not be lawful, then at the maximum lawful rate permitted. Tenant shall also reimburse Landlord all of Landlord’s reasonable legal fees incurred in connection with any failure by Tenant to pay Fixed Minimum Rent, Additional Rent or other payments due to Landlord in accordance with this Lease. The foregoing shall be in addition to any other right or remedy which may be available to Landlord in the event of default by Tenant.
ARTICLE 5
Use
     Section 5.01. Tenant shall use and occupy the Demised Premises for any use permitted by applicable Legal Requirements, including without limitation general office purposes and any use related or accessory thereto.

     Section 5.02. Tenant shall not at any time use or occupy or suffer or permit anyone to use or occupy the Demised Premises, or do or permit anything to be done in the Demised Premises, in violation of the Certificate of Occupancy for the Demised Premises or for the Building, or in violation of Legal Requirements or Insurance Requirements.
ARTICLE 6
Improvements, Alterations and Fixtures
     Section 6.01. (a) Tenant may make any changes, modification or alterations (“Alterations”) in or to the Demised Premises without Landlord’s consent provided that such Alterations are decorative or cosmetic in nature or relate to Tenant’s telecommunications facilities, and do not (i) reduce the Building footprint or affect safety or the proper operation of the Building’s mechanical systems, (ii) reduce the fair market value of the Demised Premises below its value immediately prior to such Alterations, or (iii) adversely affect the Building or the structural components thereof, and provided further that Tenant gives prior notice to Landlord of such work.
     (b) In the event that Tenant wishes to undertake any Alterations other than those described in subparagraph (a) of this Section 6.01, Tenant shall (i) submit plans and specifications for the work to be done to Landlord, and Tenant shall not proceed with such work until Landlord has reviewed and approved the same, which approval shall not be unreasonably withheld, provided that Landlord may not disapprove any Alterations unless the same would (A) reduce the Building footprint or affect safety or the proper operation of the Building’s mechanical systems, (B) reduce the fair market value of the Demised Premises below its value immediately prior to such Alterations, or (C) adversely affect the Building or the structural components thereof; (ii) pay to Landlord upon demand the actual cost and expense which Landlord paid to third parties in reviewing said plans and specifications including, without limitation, the fees of any architect or engineer employed by Landlord for such purpose; and (iii) fully and promptly comply with and observe all Legal Requirements and Insurance Requirements applicable to such Alterations. If any mechanics’ lien is filed against the Demised Premises, or the Building or Land, for work claimed to have been done for, or materials claimed to have been furnished to, Tenant, it shall be discharged by Tenant within thirty (30) days thereafter, at Tenant’s expense by filing the bond required by law or payment or otherwise. Landlord shall not be liable for any failure of any Building facilities or services, including but not limited to the air conditioning and ventilating equipment, in the Demised Premises installed by Landlord caused by alterations, installations, decorations, and/or additions by Tenant and Tenant shall correct any such faulty installation. Upon Tenant’s failure to correct same, Landlord may make such correction and charge Tenant for the cost thereof. Such sum due Landlord shall be deemed Additional Rent and shall be paid by Tenant promptly upon being billed therefor.
     Section 6.02. Prior to commencing any work pursuant to the provisions of Section 6.01, Tenant shall furnish to Landlord:
     (i) Copies of all governmental permits and authorizations which may be required in connection with such work.
     (ii) A certificate evidencing that Tenant or Tenant’s contractors have procured comprehensive general liability and workmen’s compensation insurance in statutory limits covering all persons employed in connection with the work who might assert claims for death or bodily injury against Landlord, Tenant or the Building.
     (iii) Such additional personal injury and property damage insurance (over and above the insurance required to be carried by Tenant pursuant to the provisions of Section 10.02) as Landlord may reasonably require, because of the nature of the work to be done by Tenant, including without limitation contractors’ protective, blanket contractual, and completed operations coverages.
     (iv) Except for work of a cosmetic or a decorative nature, a complete set of plans and specifications in sufficient detail to fully disclose all work proposed to be done by Tenant, said plans and specifications to be subject to Landlord’s approval prior to the commencement of any work.
     Section 6.03. Where furnished by or at the expense of Tenant all Alterations may at Tenant’s option and at Tenant’s expense, together with all moveable property, furniture, furnishings and trade fixtures, shall be removed from the Demised Premises, and in case of damage by reason of such removal, Tenant shall restore the Demised Premises to good order and condition, reasonable wear and tear excepted. If Tenant shall fail to so do, Landlord shall, at Tenant’s expense, take all action necessary to remove such property and to so restore the Demised Premises.
ARTICLE 7
Repairs
     Section 7.01. Tenant shall take good care of the Demised Premises and the fixtures and appurtenances therein and at its sole cost and expense make all repairs thereto as and when needed to preserve them in good working order and condition and, in addition, shall be responsible for all ordinary maintenance and repair of walkways, drives, parking areas and landscaped areas. All damage or injury to the Demised Premises and to its fixtures, glass, appurtenances and equipment or to any other portion of the Land or Building, caused by Tenant moving property in or out of the Building or by installation or removal of furniture, fixtures or other property, or resulting from fire, explosion, short circuits, flow or leakage of water, sewerage or odors or by frost or by bursting or leaking of pipes or plumbing works or gas, or from any other cause or any other kind of nature, whatsoever, which is due to the carelessness, omission, neglect, improper conduct or other cause of Tenant, its servants, employees, agents, visitors or licensees shall be repaired, restored or replaced promptly by Tenant at its sole cost and expense.
     Section 7.02. Landlord shall, at its expense, make all repairs and replacements, the need for which Landlord shall have knowledge, structural and otherwise, necessary in order to keep in good order and repair the slab, foundation, roof, structural support walls and other structural elements of the Building. Tenant agrees to notify Landlord of the necessity for any repairs of which Tenant may have knowledge and for which Landlord may be responsible under the provisions of the preceding sentence.
     Section 7.03. Landlord shall have no liability to Tenant by reason of any inconvenience, annoyance, interruption or injury to business arising by virtue of Landlord making any repairs or changes or performing maintenance services, whether or not Landlord is required or permitted by this Lease or by law to make such repairs or changes or to perform such services in or to any portion of the Building or the Demised Premises, or in or to the fixtures, equipment or appurtenances of the Building or the Demised Premises, provided that Landlord shall perform such work, except in case of emergency, at times reasonably convenient to Tenant and otherwise in such manner and to the extent practical as will not unreasonably interfere with Tenant’s use and occupancy of the Demised Premises.
ARTICLE 8
Floor Load
     Section 8.01. Tenant shall not place a load upon any floor of the Demised Premises which exceeds the load per square foot which such floor was designed to carry and which is allowed by law.
ARTICLE 9
Laws, Ordinances, Requirements of
Public Authorities and Environmental Matters
     Section 9.01. Tenant shall, at its expense, comply with all Legal Requirements and with any direction made pursuant to law by any public officer or officers which shall, with respect to the occupancy, use or manner of use of the Demised Premises or to any abatement of nuisance, impose any violation, order or duty upon Landlord or Tenant arising from Tenant’s occupancy, use or manner of use of the Demised Premises or any installations made therein by or at Tenant’s request or required by reason of a breach of any of Tenant’s covenants or agreements hereunder; provided nevertheless that Tenant shall not be responsible for complying with Legal Requirements for those portions of the Demised Premises that are Landlord’s responsibility pursuant to Section 7.02 (with respect to which Landlord shall be responsible, at Landlord’s sole cost).
     Section 9.02. If Tenant receives written notice of any violation of law, ordinance, rule, order or regulation applicable to the Demised Premises it shall give prompt notice thereof to Landlord. Landlord represents to Tenant that it has received no such notices.
     Section 9.03. Tenant shall not (i) cause or permit any Hazardous Substances (as hereinafter defined) to be used, stored, generated, released, discharged or disposed of on, in or from the Demised Premises or the Building or Land by Tenant, its agents, employees, contractors, licensees or invitees, without Landlord’s prior written approval, except in small quantities customarily employed in the operation, maintenance and cleaning of general office space, and (ii) operate or use the Demised Premises in violation of any applicable Environmental Laws (as hereinafter defined). If Tenant causes or permits the presence of any Hazardous Substances on or in the Demised Premises or the Building or Land, Tenant shall (A) give written notice thereof to Landlord, and (B) at its sole cost and expense, promptly take all actions (x) required by Landlord, any Regulatory Authority (as hereinafter defined) and/or mortgagee, and (y) necessary to restore the Demised Premises and/or the Building or Land to the condition existing prior to the introduction of the Hazardous Substances, notwithstanding any less stringent standards or remediation allowable under applicable Environmental Laws. Tenant shall, except in the case of an emergency, nevertheless obtain Landlord’s written approval prior to undertaking any actions required by this Article.
     (b) Nothing contained in this Article 10 shall diminish Landlord’s obligations, as “Purchaser”, in accordance with Section 5.6 of a certain Purchase and Sale Agreement between the parties dated                      2007 (the “Contract”), pursuant to which Landlord agreed, and does hereby confirm its agreement, to indemnify Tenant against all losses, damages, fines, penalties, costs or expenses (including reasonable legal fees) arising from or relating to any actual or alleged non-compliance under the Connecticut Transfer Act, Conn. Gen. Stat. Section 22a-134 et seq., as amended, in connection with the purchase and sale transaction contemplated by the Contract. Landlord agrees to indemnify Tenant against all losses, damages, fines, penalties, costs or expenses (including reasonable legal fees) arising or relating to (a) violation of or non-compliance with Environmental Laws, or the presence of any Hazardous Substances existing at the Demised Premises on or prior to the Commencement Date.
     (c) The term “Hazardous Substances” shall mean: (a) any material or substance: (i) which is defined or becomes defined as a “hazardous substance”, “hazardous waste”, “infectious waste”, “chemical mixture or substance”, or “air pollutant” under Environmental Laws; (ii) containing petroleum, crude oil or any fraction thereof; (iii) containing polychlorinated biphenyls (PCB’s); (iv) containing asbestos; (v) which is radioactive; (vi) which is infectious; or (b) any other material or substance displaying toxic, reactive, ignitable or corrosive characteristics, as all such terms are used in their broadest sense, and are defined, or become defined by Environmental Laws; or (c) materials which cause a nuisance upon or waste to the Demised Premises or the Building or Land.
     (d) The term “Environmental Laws” shall mean and include all now and hereafter existing statutes, laws, ordinances, and codes, and all regulations, rules, rulings, orders, decrees, directives, policies and requirements by any Governmental Authority in either instance regulating, relating to, or imposing liability or standards of conduct concerning public health and safety or the environment.
     (e) Landlord shall indemnify Tenant against all loss or damage arising from the presence of any such Hazardous Materials existing at the Demised Premises as of the Commencement Date.
ARTICLE 10
Insurance
     Section 10.01. If, by reason of any failure of Tenant to comply with the provisions of this Lease, including but not limited to the mere use for which Tenant puts the Demised Premises, the rate of fire, extended coverage, boiler and machinery, sprinkler leakage, water damage, including all risk and broad form flood insurance policies covering the Building or on the property and equipment of Landlord or any other tenant or subtenant in the Building shall be higher than it otherwise would be, Tenant shall reimburse Landlord and such other tenant or subtenant for that part of the fire, extended coverage, boiler and machinery, sprinkler leakage, water damage, including all risk and broad form flood insurance premiums thereafter paid by Landlord or by such other tenants or subtenants which shall have been charged because of such failure by Tenant and Tenant shall make the reimbursement on the first day of the month following such payment by Landlord or such other tenant or subtenant dating retroactively to the effective date of such increase. In any action or proceeding wherein Landlord and Tenant are parties, a schedule or “make up” of any insurance rate for the Building or Demised Premises issued by a body establishing fire insurance rates for said Building, shall be conclusive evidence of the facts therein stated and of the several items and charges in the insurance rates then applicable to the Building or Demised Premises.
     Section 10.02. (a) Tenant’s Insurance. Tenant, at its own expense, shall provide and keep in force: (a) commercial general liability insurance insuring against liability for bodily injury and property damage, including contractual liability, in the amount of $10,000,000 for injury or death of one or more persons in any one occurrence and fire legal liability limit of $1,000,000; (b) “Special Form” property insurance, including standard fire and extended coverage insurance in amounts necessary to provide replacement cost coverage for Tenant’s property, leasehold improvements, trade fixtures, machinery, equipment, furniture, furnishings and any alterations in which Tenant has an insurable property interest, including, without limitation, vandalism and malicious mischief and sprinkler leakage coverage; (c) “all risk” Builder’s Risk insurance, completed value, non-reporting form at any time that Tenant has commenced construction of any leasehold improvements or any alterations, and at any time any other construction activities are underway at the Demised Premises; (d) Workers’ Compensation Insurance in statutory limits as required by applicable law; and (e) any other insurance reasonably required by Landlord.
     (b) Each such insurance policy shall: (a) be provided in form, substance and amounts (where not above stated) satisfactory to Landlord; (b) specifically include the liability assumed hereunder by Tenant (provided that the amount of such insurance shall not be construed to limit the liability of Tenant hereunder); (c) shall provide that it is primary insurance, and not excess over or contributory with any other valid, existing and applicable insurance in force for or on behalf of Landlord; and (d) provide that Landlord shall receive thirty (30) days’ written notice from the insurer prior to any cancellation or change of coverage. Tenant shall deliver policies of such insurance or certificates thereof to Landlord on or before the Commencement date, and thereafter at least thirty (30) days before the expiration dates of expiring policies. All such insurance certificates shall provide that Landlord, its mortgagees, any ground Landlord and Landlord’s managing agent shall each be named as an additional insured. In the event Tenant shall fail to procure such insurance, or to deliver such policies or certificates, Landlord may, at its option, procure same for the account of Tenant, and the cost thereof shall be paid to Landlord as Additional Rent within five (5) days after delivery to Tenant of bills therefor. Tenant’s compliance with the provisions of this Article 10 shall in no way limit Tenant’s liability under any of the other provisions of this Lease.

     (c) Landlord shall maintain at all times during the term of this Lease:
     (i) standard all-risk fire and casualty insurance, covering the Building (including Landlord’s Work) in amounts at least equal to 100% of the full replacement cost of the Building at the time in question, but in no event less than such coverage as is required to avoid co-insurance provisions;
     (ii) comprehensive public liability insurance against all claims of personal injury, death and property damage occurring in the Building and the Land, with minimum limits of $10,000,000 for injury to or death of one or more persons in any one occurrence and $2,000,000 for damage to or destruction of property in any one occurrence; and
     (iii) worker’s compensation insurance in statutory limits and employer’s liability insurance with statutory limits as required by applicable law.
     (d) Each party shall cooperate fully with the other, at no out-of-pocket cost to Landlord, in order to obtain the largest possible recovery and execute any and all consents and other instruments and take all other actions reasonably necessary or desirable in order to effectuate the same and to cause such proceeds to be paid as hereinbefore provided.
     (e) Insurance required hereunder shall be in any reputable companies licensed in the State of Connecticut. All policies of insurance maintained by Landlord or Tenant under this Lease shall be written as primary policies, not contributing with, nor in excess or, insurance coverage that any other party with interest may have. Each policy required to be provided hereunder (and each certificate of insurance issued with respect thereto) shall provide that the policies will not be cancelled, or subject to reduction of coverage except after thirty (30) days’ written notice to Landlord, Tenant and/or any other party with interest as the case may be. All policies of insurance maintained by one party shall be in form acceptable to the other with satisfactory evidence that all premiums have been paid. Landlord and Tenant agree not to knowingly violate or permit to be violated any of the conditions or provisions of the insurance policies required to be furnished hereunder, and agrees to promptly notify the other of any fire or other casualty.
     (f) Either party may from time to time require that the amount of insurance to be maintained and obtained by the other party pursuant to this Article 10 be increased to amounts commensurate with similar buildings in Town of Greenwich, so that the amount thereof adequately protects the requesting party.
     (g) Notwithstanding any other provision of this Lease, in the event of loss or damage to the Building or the Demised Premises, and/or any contents, Landlord and Tenant agree to look first to any insurance in its favor before making any claim against the other party. Landlord and Tenant shall obtain, for each policy of such insurance, provisions permitting waiver of any claim against the other party for loss or damage within the scope of the insurance, and each party for itself and its insurers waives all such insured claims against the other party. This clause shall be invalid should Tenant not provide such waiver in its insurance, or if such insurance shall not be in force for Tenant, at time of the loss. Tenant shall carry insurance to meet co-insurance requirements for Tenant’s personal property, including improvements and betterments and loss of income coverage.

ARTICLE 11
Damage by Fire or Other Cause
     Section 11.01. If the Demised Premises or any part thereof shall be damaged by fire or other cause, Tenant shall give immediate notice thereof to Landlord and this Lease shall continue in full force and effect except as hereinafter set forth.
     Section 11.02. If the Demised Premises shall be partially damaged by fire or other cause the following shall apply:
          (i) if all or any portion of the Demised Premises and/or access to the Building, shall be so damaged such that, in Tenant’s reasonable and good faith opinion, the remainder of the Demised Premises and/or access thereto is insufficient for Tenant’s business operations to continue at the Demised Premises at generally the same level and intensity as immediately prior to such casualty; or
          (ii) that the repair and restoration of a Casualty cannot be substantially completed within thirty (30) days from the date of casualty.
(for the purposes of this Article 11, each of (i), (ii) and (iii) being a “Substantial Casualty”), Tenant may, at its option, either (x) terminate this Lease by giving Landlord notice to that effect within ten (10) days after the date of casualty; or (y) elect to make all necessary repairs to the Demised Premises by giving Landlord notice to that effect within twenty (20) days after the date of the casualty, in order to render and restore the Demised Premises to substantially its condition, existing immediately prior to the date of casualty, with such changes as may be required by applicable Legal Requirements and/or as may be made at Tenant’s election pursuant to and subject to the conditions of Article 6 hereof (such repair, restoration, rebuilding, changes and alterations together with any temporary repairs and property protecting pending completion of the work being herein called, “Repair”), all in accordance with plans and specifications therefor first approved by Landlord but only if the nature of such Repairs is such that Landlord’s approval is required pursuant to Article 6 hereof and, in which case, such approval shall not be unreasonably withheld, conditioned or delayed. In the event Tenant terminates this Lease, this Lease shall terminate on the date specified in such notice from Tenant to Landlord, and the Rent payable hereunder shall be prorated and adjusted as of such termination date.
     Section 11.03. If the Demised Premises are totally damaged or are rendered wholly or substantially untenantable by fire or other cause, then the Fixed Minimum Rent and Additional Rent shall be paid up to the time of occurrence of such condition and thenceforth shall cease, and thereupon the term of this Lease shall expire, by lapse of time, upon the date of such total or substantial damage, as fully and completely as if such date were the date set forth above for the termination of this Lease or the date set forth for the termination of this Lease and Tenant shall, forthwith quit, surrender and vacate the Demised Premises.
     Section 11.04. Tenant acknowledges that Landlord will not carry insurance on Tenant’s furniture or furnishings or any fixtures or equipment, improvements, or appurtenances removable by Tenant and agrees that Landlord will not be obligated to repair any damage thereto or replace the same.
     Section 11.05. The provisions of this Article shall be considered an express agreement governing any case of damage or destruction of the Demised Premises by fire or other casualty, and any law to the contrary, now or hereafter in effect, shall have no application in such case.
ARTICLE 12
Assignment, Subletting, Mortgaging
     Section 12.01. Neither this Lease, nor the term and estate hereby granted, nor any part hereof or thereof, nor the interest of Tenant in any sublease or the rentals thereunder, shall be assigned, mortgaged, pledged, encumbered or otherwise transferred by Tenant by operation of law or otherwise, and neither the Demised Premises, nor any part thereof, shall be encumbered in any manner by reason of any act or omission on the part of Tenant or anyone claiming under or through Tenant, nor shall the Demised Premises be sublet, used or occupied or permitted to be used or occupied, or utilized for desk space or for mailing privileges, by anyone other than Tenant or for any purpose other than as permitted by this Lease, without the prior written consent of Landlord in every case, except as expressly otherwise provided in this Article.
     Furthermore, no assignment shall be binding on Landlord unless the assignee shall execute, acknowledge and deliver to Landlord (a) a duplicate original instrument of assignment in form and substance reasonably satisfactory to Landlord, duly executed by Tenant, and (b) an agreement, in form and substance satisfactory to Landlord, duly executed by the assignee, whereby the assignee shall unconditionally assume in accordance with the terms and conditions of this Lease the observance and performance of, and agree to be bound by all of the terms, covenants and conditions of this Lease on Tenant’s part to be observed or performed, including, without limitation, the provisions of this Article with respect to all future assignments; but the failure or refusal of the assignee to execute or deliver such an agreement shall not release the assignee from its liability for the obligations of Tenant hereunder assumed by acceptance of the assignment of this Lease.
     Section 12.02. If this Lease is assigned, whether or not in violation of the provisions of this Lease, Landlord may collect rent from the assignee. If the Demised Premises or any part thereof is sublet or is used or occupied by anybody other than Tenant, whether or not in violation of this Lease, Landlord may, after default by Tenant, and expiration of Tenant’s time to cure such default, collect rent from the sub-tenant or occupant. In either event, Landlord may apply the net amount collected to the rents herein reserved, but no such assignment, subletting, occupancy or collection shall be deemed a waiver of any of the provisions of Section 12.01, or the acceptance of the assignee, subtenant or occupant as tenant, or a release of Tenant from the further performance by Tenant of Tenant’s obligations under this Lease. The consent by Landlord to assignment, mortgaging, subletting or use or occupancy by others shall not in any way be considered to relieve Tenant from obtaining the express written consent of Landlord to any other or further assignment, mortgaging or subletting or use or occupancy by others not expressly permitted by this Article.
     Section 12.03. Tenant, without the necessity of Landlord’s prior consent, may assign or transfer its entire interest in the Lease and the leasehold estate hereby created or sublet the whole of the Demised Premises on one or more occasions to a “successor corporation” or “affiliate” of Tenant, as such terms are hereinafter defined, provided that Tenant shall not be in default in any of the terms, covenants, conditions and agreements of this Lease, including but not limited to the payment of the Fixed Minimum Rent or Additional Rent payable by Tenant hereunder. A “successor corporation” as used in this Article, shall mean (i) a corporation into which or with which Tenant, its corporate successors or assigns, is merged or consolidated, in accordance with applicable statutory provisions for the merger or consolidation of corporations, provided that by operation of law or by effective provisions contained in the instruments of merger or consolidation the liabilities of the corporations participating in such merger or consolidation are assumed by the corporation surviving such merger or consolidation, or (ii) a corporation acquiring this Lease and the term hereby demised, the good will and all or substantially all of the other property and assets of Tenant, its corporate successors or assigns, and assuming all or substantially all of the liabilities of Tenant, its corporate successors and assigns, or (iii) any corporate successor to a successor corporation becoming such by either of the methods described in Clauses (i) and (ii) of this Section 12.03; provided that, immediately after giving effect to any such merger or consolidation, or such acquisition and assumption as the case may be, the corporation surviving such merger or created by such consolidation or acquiring such assets and assuming such liabilities, as the case may be, shall have assets, capitalization, and a net worth as determined in accordance with generally accepted principles of accounting satisfactory to Landlord in Landlord’s reasonable judgment. The acquisition by Tenant, its corporate successors or assigns, of all or substantially all of the assets, together with the assumption of all or substantially all of the obligations and liabilities of any corporation, shall be deemed to be a merger of such corporation into Tenant for the purpose of this Article. An “affiliate” as used in this Article shall mean an entity controlled by, controlling or under common control with Tenant, provided that the net worth and financial condition of any such affiliate shall be reasonably satisfactory to Landlord prior to any such transfer, assignment or subletting becoming effective.
     Section 12.04. In the event that at any time or from time to time prior to or during the Term of this Lease Tenant desires to sublet all or any part of the Demised Premises, Tenant (a) shall notify Landlord in writing of the term of the proposed subletting and the area so proposed to be sublet, and (b) Landlord covenants not to unreasonably withhold its consent to a subletting, provided, however, that Landlord shall not, in any event, be obligated to consent to any such proposed subletting unless:
(a) Tenant shall furnish Landlord with the name and business address of the proposed subtenant, a counterpart of the proposed subleasing agreement, and satisfactory information with respect to the nature and character of the business of the proposed subtenant together with current financial information and references reasonably satisfactory to Landlord;
(b) In the reasonable judgment of Landlord the proposed subtenant is engaged in a business in keeping with the standards of Landlord in that respect for the Building;
(c) The purposes for which the proposed subtenant intends to use the portion of the Demised Premises sublet to it are uses expressly permitted by and not expressly prohibited by this Lease;

(d) Tenant shall not have advertised or publicized in any way the availability of all or part of the Demised Premises without prior notice to and approval by Landlord;
(e) Tenant shall pay to Landlord immediately upon receipt thereof, a sum equal to 100% of the amount of (i) all Fixed Minimum Rent and Additional Rent and any other consideration paid to Tenant by any subtenant which is in excess of the Fixed Minimum Rent and Additional Rent then being paid by Tenant to Landlord pursuant to the terms hereof, and (ii) any other profit or gain realized by Tenant from any such subletting; if only a part of the Demised Premises is sublet, then the Fixed Minimum Rent and Additional Rent paid therefor by Tenant to Landlord shall be deemed to be the fraction thereof that the area of the sublet space bears to the entire Demised Premises; and
(f) In the case of a subletting of a portion of the Demised Premises, the portion so sublet shall be regular in shape and suitable for normal renting purposes.
     Each subletting pursuant to this Article shall be subject to all the covenants, agreements, terms, provisions and conditions contained in this Lease. Tenant covenants and agrees that notwithstanding any such subletting to Landlord or any such subletting to any other subtenant and/or acceptance of rent or Additional Rent by Landlord from any subtenant, Tenant shall and will remain fully liable for the payment of the Fixed Minimum Rent and Additional Rent due and to become due hereunder and for the performance of all the covenants, agreements, terms, provisions and conditions contained in this Lease on the part of Tenant to be performed and all acts and omissions of any licensee or subtenant or anyone claiming under or through any subtenant which shall be in violation of any of the obligations of this Lease and any such violation shall be deemed to be a violation by Tenant. Tenant further covenants and agrees that notwithstanding any such subletting, no other and further subletting of the Demised Premises or any part thereof shall or will be made except upon compliance with and subject to the provisions of this Article.
     Section 12.05. No subletting shall be for a term ending later than one day prior to the Termination Date of this Lease, and that part, if any, of the proposed term of any sublease or any renewal or extension thereof which shall extend beyond a date one day prior to the Termination Date or the earlier termination of the term of this Lease, is hereby deemed to be a nullity.
ARTICLE 13
Liability
     Neither party shall be liable for (a) loss of or damage to the other’s property, or that of any other person, entrusted to the other’s agents or employees, (b) loss of or damage to any property of the other or of any other person by theft or otherwise, (c) any injury or damage to any person or property resulting from fire, explosion, falling plaster, steam, gas, electricity, dust, water or snow, or leaks from any part of the Building or from the pipes, appliances or plumbing system, or from the roof, street or subsurface or any other place or by dampness, or from any other cause whatsoever, and (d) any such damage caused by construction of any private, public or quasi-public work. Each party’s waiver of liability in this Article 13 shall include any liability that is caused by the waiving party’s negligent acts or omissions or willful misconduct.
ARTICLE 14
Condemnation
     Section 14.01. In the event that the whole or a substantial portion of the Demised Premises shall be condemned or taken in any manner for any public or quasi-public use, this Lease and the term and estate hereby granted shall forthwith cease and terminate as of the date of vesting of title. In the event that only a part of the Demised Premises shall be so condemned or taken, then, effective as of the date of vesting of title, the rent and all other sums payable by Tenant hereunder for such part shall be equitably abated and this Lease shall continue as to such part not so taken. In the event that only a part of the Demised Premises shall be so condemned or taken, then (a) if Tenant’s use or occupancy of the Demised Premises will, in Tenant’s reasonable judgment be adversely affected thereby, Tenant may, at its option, terminate this Lease and the term and estate hereby granted, as of the date of such vesting of title, by notifying Landlord in writing of such termination within 20 days following the date on which Tenant shall have received notice of vesting of title, or (b) if Tenant does not elect to terminate this Lease, as aforesaid, this Lease shall be and remain unaffected by such condemnation or taking, except that the Fixed Minimum Rent shall be abated to the extent, if any, hereinbefore provided. In the event that only a part of the Demised Premises shall be so condemned or taken and this Lease and the term and estate hereby granted are not terminated as hereinbefore provided, Landlord will, at its expense, restore with reasonable diligence the remaining portions of the Demised Premises as nearly as practicable to the same condition as it was in prior to such condemnation or taking.
     Section 14.02. In the event of termination in any of the cases hereinabove provided, this Lease and the term and estate hereby granted shall expire as of the date of such taking with the same effect as if that were the date hereinbefore set for the expiration of the term of this Lease, and the rent hereunder shall be apportioned as of such date.
     Section 14.03. In the event of any condemnation or taking hereinabove mentioned of all or a part of the Building, Landlord shall be entitled to receive the entire award in the condemnation proceeding, including any award made for the value of the estate vested by this Lease in Tenant, and Tenant hereby expressly assigns to Landlord any and all right, title and interest of Tenant now or hereafter arising in or to any such award or any part thereof, and Tenant shall be entitled to receive no part of such award, except that Tenant may file a separate claim for Tenant’s trade fixtures and moving expenses, provided the same shall not result in the diminution of Landlord’s award.
ARTICLE 15
Entry, Right to Change Public Portions
of the Building
     (a) Landlord’s agents, employees, contractors, prospective purchasers and prospective tenants shall have the right, upon forty-eight (48) hours prior written notice to Tenant and with the accompaniment of a representative from Tenant (if Tenant chooses to have one present), except in an emergency, in which event only reasonable notice shall be required, to enter the Demised Premises at reasonable hours for the purpose of inspecting the same and for the purpose of fulfilling its obligations under Section 7.02 hereof and for the purpose of curing any defaults under this Lease created by or suffered by Tenant.
     (b) Except as expressly provided for herein, the exercise by Landlord of any right described in this Article 15 shall not constitute a total or partial eviction of Tenant, and shall not entitle Tenant to abate Rent or to make any claim against Landlord by reason of that exercise or by reason of interruption of Tenant’s business, or otherwise. In exercising its rights under this Article 15, Landlord will use commercially reasonable diligence in order to minimize disturbances to Tenant.
     (c) Landlord hereby represents and agrees to Tenant that Tenant shall have access to the Demised Premises twenty four (24) hours a day, seven (7) days a week.
ARTICLE 16
Bankruptcy
     To the full extent permissible under the Bankruptcy Reform Act of 1978, specifically Section 365 thereof (11 U.S.C. 365) or any successor thereto, it shall be a default under this Lease if Tenant shall file a voluntary petition in bankruptcy or take the benefit of any insolvency act or be dissolved or adjudicated a bankrupt, or if a receiver shall be appointed for its business or its assets and the appointment of such receiver is not vacated within one hundred twenty (120) days after such appointment, or if it shall make an assignment for the benefit of its creditors, then and forthwith thereafter the Landlord shall have all the rights provided in Paragraph 16 above in the event of nonpayment of Rent.
ARTICLE 17
Defaults and Remedies and Waiver of Redemption
     Section 17.01. (a) Events of Default. If any one or more of the following events (hereinafter called “Event of Default”) shall occur, that is to say:
(i) If Tenant shall default in the timely payment of any part of the Rent, or any installment thereof, and such default shall remain uncured beyond ten (10) days after notice that it is due and payable; or
(ii) If Tenant fails in the observance or performance of any of its other covenants, agreements or conditions provided for in this Lease on Tenant’s part to be observed or performed, except as hereinafter separately set forth in subsection (iii) hereof, (whether or not particularly specified elsewhere herein as a default) and shall allow such failure to continue for a period of thirty (30) days after written notice thereof by or on behalf of Landlord; provided, however, that if such failure is incapable of practicably being cured with diligence within such thirty (30) day period and if Tenant shall proceed promptly to cure the same and thereafter shall prosecute such curing with diligence to completion, then the time period within which such failure may be cured shall be extended for such period as may be necessary to complete the curing of the same with diligence, then, and in each and every such case, Landlord such be entitled to avail itself of the remedies hereinafter set forth.
     (b) Remedies of Landlord. If any Event of Default occurs, then and in each such case, Landlord may treat the occurrence of such Event as a breach of this Lease and, in addition to any and all other rights or remedies of Landlord set forth in this Lease or at law or in equity provided, it shall be, at the option of Landlord without further notice or demand of any kind toTenant, the right of Landlord:
(i) to declare the Lease Term ended and reenter the Demised Premises and take possession thereof and remove all persons therefrom, and Tenant shall have no further claim thereof or thereto. Landlord shall, notwithstanding any such termination of this Lease, be entitled to recover from Tenant as damages (all of which shall be immediately due and payable) any unpaid Rent, including interest thereon, due and owing as of the date of termination; or
(ii) to bring suit for the collection of Rent, as it accrues pursuant to the terms of this Lease, and damages (including, without limitation, reasonable attorneys’ fees and the reasonable cost of renovating the Demised Premises) without retaking possession of the Demised Premises or canceling this Lease or after retaking possession of said Demised Premises and/or canceling this Lease; or
(iii) to re-enter or retake possession of the Demised Premises from Tenant by summary proceedings and to remove or cause to be removed, Tenant or any other occupants from the Demised Premises in accordance with applicable Legal Requirements. In the event of any such ouster, Landlord shall have the right but not the duty to rent or lease the Demised Premises to some other person firm or corporation upon such terms and conditions and for such rental as the Landlord may deem proper and to collect said rental and any other rental that may thereafter become payable. Notwithstanding the foregoing, Landlord shall make a reasonable effort to mitigate its damage. In the event of any entry or taking possession of the Demised Premises as aforesaid, Landlord shall remove therefrom all or any part of the personal property located therein and may place the same in storage at a public warehouse at the expense and risk of the owner or owners thereof.
     (c) Fees and Expenses. If either Landlord or Tenant shall default in the performance of any covenant on its part to be performed by virtue of any provision in this Lease and, if in connection with the enforcement of the non-defaulting party’s rights or remedies, such non-defaulting party shall properly and reasonably incur fees and expenses for services rendered (including reasonable attorneys’ fees), then such fees and expenses shall, if said non-defaulting party shall prevail in litigation, be immediately reimbursed by the defaulting party on demand. Notwithstanding the foregoing, in the event the Landlord shall file any legal action for the collection of Rent or any eviction proceeding, whether summary or otherwise, for the non-payment of Rent and Tenant shall make payment of such Rent due and payable prior to the rendering of any judgment and not pursuant to any written settlement agreement, then

Landlord shall be entitled to collect, and Tenant shall be obligated to pay, all court filing fees and the reasonable fees of Landlord’s attorneys.
     (d) Right of Redemption: Tenant hereby expressly waives any and all rights of redemption granted by or under any present or future laws in the event of Tenant being evicted or dispossessed for any cause, or in the event Landlord obtains possession of the Demised Premises by reason of the violation by Tenant of any of the covenants and conditions of this Lease, or otherwise.
ARTICLE 18
Landlord’s Right to Perform Tenant’s Obligations
     If Tenant shall default in the observance or performance of any term or covenant on its part to be observed or performed under or by virtue of any of the terms or provisions in any Article of this Lease, Landlord, without being under any obligation to do so and without thereby waiving such default, may remedy such default for the account and at the expense of Tenant. If Landlord makes any expenditures or incurs any obligations for the payment of money in connection therewith, including, but not limited to, reasonable attorney’s fees in instituting, prosecuting or defending any action or proceeding, such sums paid or obligations incurred with interest and costs shall be deemed to be Additional Rent hereunder and shall be paid to Landlord by Tenant on demand.
ARTICLE 19
Covenant of Quiet Enjoyment
     Landlord covenants that upon Tenant paying the Fixed Minimum Rent and Additional Rent and observing and performing all the terms, covenants and provisions of this Lease on Tenant’s part to be observed and performed, Tenant may peaceably and quietly enjoy the Demised Premises, subject nevertheless to the terms and conditions of this Lease.
ARTICLE 20
Services and Equipment
     During the term of this Lease, all customary Building services, including maintenance and cleaning will be provided by Tenant utilizing reputable service providers selected by Tenant.
ARTICLE 21
Real Estate Taxes and Utility Payments
     Section 21.01. (a) Tenant shall, commencing on the Commencement Date, pay and discharge punctually, as and when the same shall become due and payable, directly to the charging governmental, municipal or other charging entity and/or service provider, all taxes, special and general assessments (including, without limitation, assessments for municipal improvements), water rents, rates and charges, sewer rents and other governmental impositions and charges of every kind and nature whatsoever, extraordinary as well as ordinary (hereinafter referred to as “Taxes”), and each and every installment thereof which shall or may during the term of this Lease be charged, levied, laid, assessed, imposed, become due and payable, or liens upon or for or with respect to the Demised Premises or any part thereof, or the Rent payable hereunder, or any buildings, appurtenances or equipment thereon or therein or any part thereof, together with all interest and penalties thereon, under or by virtue of all present or future Legal Requirements (all of which shall also be included in the term Taxes as heretofore defined) and all sewer rents and charges for water, steam, heat, gas, hot water, electricity, telephone, data, light and power, and other utility service or services, furnished to the Demised Premises or the occupants thereof during the term of this Lease (hereinafter referred to as “Utility Expenses”). In the event that any such Taxes are not charged or invoiced directly to Tenant, but to Landlord, Landlord shall provide Tenant with a copy of any invoice for such Taxes within five (5) days of Landlord’s receipt of same and Tenant shall pay such charges to Landlord as Additional Rent as and when same become due and payable. In such event, Tenant shall not be responsible for payment of any fines, fees, interest, costs or expenses associated with any delay in payment of Taxes attributable to a delay, on Landlord’s part, to timely furnish a copy of any invoice for such Taxes to Tenant.
ARTICLE 22
Electric Service to Demised Premises
     Section 22.01. Tenant shall pay directly to the electrical utility company for all electricity usage charged to the Building and Tenant shall make arrangements to be billed directly by the utility company.
     Section 22.02. Landlord shall not be liable in any way to Tenant for any failure or defect in the supply or character of electric energy furnished to the Demised Premises by reason of any requirement, act or omission of the public utility serving the Building with electricity or for any other reason not attributable to the Landlord. Tenant shall furnish and install all lighting tubes, lamps, bulbs and ballasts required in the Demised Premises, at Tenant’s expense.
     Section 22.03. Tenant’s use of electric energy in the Demised Premises shall not at any time exceed the capacity of any of the electrical conductors, wiring, insulation or other equipment in or otherwise serving the Demised Premises and Tenant may not use any electrical equipment which, will overload such installations.
ARTICLE 23
Broker
     The parties represent to each other that they have, respectively, dealt with no broker in connection with this Lease other than Cushman & Wakefield of Connecticut, Inc. (to whom no commission is due pursuant to the terms of a separate agreement with Tenant) and that no other broker brought this transaction to their respective attentions. Each party shall indemnify the other party and hold it harmless from any and all claims, successful or not, for brokerage commissions by any broker in connection with this transaction including, without limitation, reasonable legal fees and disbursements, provided that any such claim shall be based on facts other than as represented herein by the indemnifying party.
ARTICLE 24
Subordination
     Section 24.01. This Lease is subject and subordinate to all mortgages which may now or hereafter affect the Land and Building and to all renewals, modifications, amendments, consolidations, replacements, or extensions thereof. This Lease is also subject and subordinate to any underlying lease affecting all or a portion of the Demised Premises, and to all mortgages which may now or hereafter affect such lease and to all renewals, modifications, amendments, consolidations, replacements or extensions thereof. This clause shall be self-operative and no further instrument of subordination shall be required by any Landlord or any underlying Landlord or by any mortgagee. In confirmation of such subordination, Tenant shall execute promptly any certificate or agreement that Landlord may reasonably request, and failure to do so shall be deemed an Event of Default by Tenant hereunder.
     Section 24.02. Notwithstanding the provisions of Section 24.01, Tenant agrees that neither the cancellation nor termination of any underlying lease to which this Lease is subject and subordinate, nor any foreclosure of a mortgage affecting the Demised Premises, nor the institution of any suit, action, summary or other proceeding against Landlord herein or any successor landlord, or any foreclosure proceeding brought by the holder of any such mortgage to recover possession of such property, shall by operation of law or otherwise result in cancellation or termination of this Lease or the obligations of Tenant hereunder, and upon the request of any such Landlord, successor landlord, or the holder of such mortgage, Tenant covenants and agrees to execute an instrument in writing, satisfactory to such successor landlord or to any successor to Landlord’s interest in the Demised Premises, or to the holder of such mortgage or to the purchaser of the mortgaged premises in foreclosure, whereby Tenant attorns to such successor in interest, provided that Tenant shall simultaneously receive a non-disturbance agreement from any such successor landlord, holder of such mortgage or purchaser of the Demised Premises in foreclosure.
ARTICLE 25
Estoppel Certificate
     Tenant agrees, at any time, and from time to time, upon not less than twenty (20) days’ prior notice by Landlord, to execute, acknowledge and deliver to Landlord, a statement in writing addressed to Landlord certifying that this Lease is unmodified and in full force and effect (or, if there have been modifications, that the same is in full force and effect as modified and stating the modifications), stating the dates to which the Fixed Minimum Rent, Additional Rent and other charges have been paid, and stating whether or not to the best knowledge of the signer of such certificate, there exists any default in the performance of any covenant, agreement, term, provision or condition contained in this Lease, and if so, specifying each such default of which the signer may have know ledge, it being intended that any such statement delivered pursuant hereto may be relied upon by Landlord and any mortgagee or prospective mortgagee of any mortgage affecting the Building or the Building and the Land and by any landlord under an underlying lease affecting the Building.
ARTICLE 26
Surrender of Premises
     Upon the expiration or other termination of the term of this Lease, Tenant shall quit and surrender the Demised Premises in good order and condition, ordinary wear and tear and damage by fire or other casualty, the elements and any cause beyond Tenant’s control excepted, and shall remove all its property therefrom, except as otherwise provided in this Lease. No holding over by Tenant shall be construed as an extension of this Lease or a renewal of the term hereof, provided (a) Tenant’s obligation to observe or perform this covenant shall survive the expiration or other termination of the term of this Lease; and (b) in the event of any such holding over, the Fixed Minimum Rent for any holding over period shall be equal to $                                         per month.
ARTICLE 27
Miscellaneous
     Section 27.01. Successors and Assigns. The covenants, conditions and agreements contained in this Lease shall bind and enure to the benefit of the parties hereto and their respective heirs, legal representatives, successors, and, except as otherwise provided herein, their assigns.
     Section 27.02. Definitions of Landlord. The term “Landlord” wherever used in this Lease shall be limited to mean and include only the owner or owners at the time in question of the Building, or a mortgagee in possession, so that in the event of any sale, assignment or transfer of the Building, such assigning owner or mortgagee in possession shall thereupon be released and discharged from all covenants, conditions and agreements of Landlord hereunder, but such covenants, conditions and agreements shall be binding upon each new owner, or mortgagee in possession for the time being of the Building, until sold, assigned or transferred.
     Section 27.02. Notices. Any notice, request or demand permitted or required to be given by the terms and provisions of this Lease, or by any law or governmental regulation, either by Landlord to Tenant or by Tenant to Landlord, shall be in writing and unless otherwise required by such law or regulation such notice, request or demand shall be given by any of the following means: (a) personal delivery (including, without limitation, overnight delivery, courier or messenger services), or (b) registered or certified, first-class United States mail, postage prepaid, return receipt requested. Notice by a party’s counsel shall be deemed to be notice by such party. All notices to the Tenant shall be sent to the Demised Premises. Such addresses may be changed by notice to the other parties given in the same manner as provided above. Any notice, demand or request sent (x) pursuant to subsection (a) shall be deemed received upon such personal delivery, and (y) pursuant to subsection (b) shall be deemed received three (3) days following deposit in the mail.

If to Landlord:

With a copy to:

If to Tenant:	U.S.T. Inc.
100 West Putnam Avenue
Greenwich, Connecticut 06830
Attn:

With a copy to:	Bruce F. Cohen, Esq.
Fogarty Cohen Selby & Nemiroff
88 Field Point Road
Greenwich, CT 06830
     Section 27.04. No Waiver; Entire Agreement. The failure of either party to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this Lease, shall not prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of an original violation. The receipt by Landlord of rent with knowledge of the breach of any covenant of this Lease shall not be deemed a waiver of such breach. No provision of this Lease shall be deemed to have been waived by either party, unless such waiver is in writing signed by such party. No payment by Tenant or receipt by Landlord of a lesser amount than the monthly rent herein stipulated shall be deemed to be other than on account of the earliest stipulated rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such rent or pursue any other remedy in this Lease provided.
     Section 27.05. Entire Agreement. This Lease with the schedules annexed hereto contain the entire agreement between Landlord and Tenant and any agreement hereafter made between Landlord and Tenant shall be ineffective to change, modify, waive, release, discharge, terminate or effect an abandonment of this Lease, in whole or in part, unless such agreement is in writing and signed by the party against whom enforcement of the change, modification, waiver, release, discharge, termination or the effecting of the abandonment is sought.
     Section 27.06. Enforceability. If any term or provision of this Lease shall, to any extent be invalid or unenforceable, the remainder of this Lease shall not be affected thereby and the balance of the terms and provisions of this Lease shall be valid and enforceable to the fullest extent either hereunder or as permitted by law.
     Section 27.07. Captions. The captions of Articles in this Lease are inserted only as a matter of convenience and for reference and they in no way define, limit or describe the scope of this Lease or the intent of any provision thereof.
     Section 27.08. No Representations by Landlord. Landlord or Landlord’s agents have made no representations or promises with respect to the Building, the Land or the Demised Premises except as herein expressly set forth and no rights, easements or licenses are acquired by Tenant by implication or otherwise except as expressly set forth in the provisions of this Lease.
     Section 27.09. Governing Law. This Agreement is to be governed by and construed under the laws of the State of Connecticut
[Remainder of page was intentionally left blank]

     IN WITNESS WHEREOF, Landlord and Tenant have respectively signed and sealed this Lease as of the day and year first above written.

In the Presence Of:	LANDLORD:

By:
Title:
Name:

TENANT:
U.S.T. INC.

By:
Title:
Name:

STATE OF CONNECTICUT)
	ss: Greenwich	, 2007
COUNTY OF FAIRFIELD)
     Personally appeared                                                                , of                                                                 signer and sealer of the foregoing instrument and acknowledged the same to be his free act and deed and the free act and deed of said                                                                 , before me.

Notary Public

STATE OF CONNECTICUT)
	ss: Greenwich	, 2007
COUNTY OF FAIRFIELD)
     Personally appeared                                                             , the                                          of U.S.T. Inc., signer and sealer of the foregoing instrument and acknowledged the same to be his/her free act and deed and the free act and deed of said corporation, before me.

Notary Public

SCHEDULE A
LEGAL DESCRIPTION